UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2026

MATTERNET, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-56769	39-2522950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

355 Ravendale Drive Mountain View, California	94043
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (650) 260-2727

Los Altos Ventures Corp.,
55 NE 5th Ave., Suite 401

Boca Raton, Florida 33432

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

This Current Report on Form 8-K (this “Current Report”) is being filed to report matters under the following Items:

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 3.02	Unregistered Sales of Equity Securities.

Item 3.03	Material Modification to Rights of Security Holders.

Item 4.01	Changes in Registrant’s Certifying Accountant.

Item 5.01	Changes in Control of Registrant.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 5.06	Change in Shell Company Status.

Item 9.01	Financial Statements and Exhibits.

We were incorporated as Los Altos Ventures Corp. in the State of Delaware on June 2, 2025. Prior to the Merger (as defined below), we were a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). As a result of the Merger, we have ceased to be a “shell company.” The information included in this Current Report constitutes the current “Form 10 information” necessary to satisfy the conditions contained in Rule 144(i)(2) of the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

As used in this Current Report, unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” “Matternet,” the “Registrant,” “we,” “us” and “our” refer to Matternet, Inc., a Delaware corporation, and its subsidiaries after giving effect to the Merger and the company name change described below.

This Current Report contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and are qualified in their entirety by, reference to these agreements, which are filed as exhibits hereto and incorporated herein by reference.

Overview of the Transactions

The Merger

On May 22, 2026 (the “Closing Date”), Matternet, Inc., a private Delaware corporation (“Legacy Matternet”), Los Altos Ventures Corp. (“LAVC”) and Matternet Acquisition Co., a Delaware corporation and wholly owned subsidiary of LAVC (“Acquisition Sub”), consummated the closing of the transactions contemplated by the Agreement and Plan of Merger and Reorganization, dated May 22, 2026, by and among Legacy Matternet, LAVC and Acquisition Sub (the “Merger Agreement”). The Merger Agreement and the consummation of the transactions contemplated thereby, including the merger (the “Merger”), were approved by all the stockholders of LAVC and the holders of a majority of the outstanding shares of common stock of Legacy Matternet (the “Legacy Matternet Common Stock”), a majority of the outstanding shares of preferred stock of Legacy Matternet, and a majority of outstanding capital stock of Legacy Matternet. Immediately prior to the consummation of the Merger, each share of preferred stock of Legacy Matternet was converted into shares of Legacy Matternet Common Stock. At the time the certificate of merger effectuating the Merger was filed with the Secretary of State of Delaware (the “Effective Time”), each share of Legacy Matternet Common Stock issued and outstanding immediately prior to the Effective Time was exchanged for the right to receive 2.0801 shares of our common stock rounded to the nearest whole share. Pursuant to the Merger, the following actions were taken:

●	we changed our name from Los Altos Ventures Corp. to Matternet, Inc. (“Matternet” or the “Company”);

●	Legacy Matternet changed its name to Matternet Operations, Inc.;

●	we amended and restated our certificate of incorporation, dated June 2, 2025 (the “certificate of incorporation”) and amended and restated our bylaws (the “bylaws”); and

●	all of the outstanding shares of common stock and convertible securities of Legacy Matternet were exchanged for, or became exercisable, for shares of Matternet common stock, par value $0.0001 per share.

As a result of the Merger, we acquired the business of Legacy Matternet and will continue the existing business operations of Legacy Matternet as a public reporting company under the name Matternet, Inc., and Legacy Matternet (now renamed Matternet Operations, Inc.) became our wholly owned subsidiary.

Additional information concerning (i) our amended and restated certificate of incorporation and bylaws is presented below under Item 2.01, “Completion of Acquisition or Disposition of Assets–Description of Capital Stock–Amended and Restated Certificate of Incorporation and Restated Bylaw Provisions” and Item 5.03, “Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year” and (ii) the private placement is presented below under Item 2.01, “Completion of Acquisition or Disposition of Assets–The Private Placement” and under Item 3.02, “Unregistered Sales of Equity Securities.”

In addition, in connection with the Merger, the board of directors appointed new directors and executive officers. Information concerning the new board members and their terms and the new executive officers is presented below under Item 5.02, “Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.”

In accordance with “reverse merger” or “reverse acquisition” accounting treatment, our historical financial statements prior to the Merger will be replaced with the historical financial statements of Legacy Matternet prior to the Merger, in all future filings with the U.S. Securities and Exchange Commission (the “SEC”).

Private Placement

Immediately following the Effective Time of the Merger, we issued and sold 9,212,773 shares of common stock in a private placement pursuant to a subscription agreement by and between us and certain accredited and institutional investors (collectively, the “Subscription Agreements”) at a purchase price of $3.00 per share, for aggregate gross proceeds of approximately $27.6 million. The private placement is referred to herein as the “Private Placement” and the Merger and the Private Placement together are referred to herein as the “Transactions.” See Item 2.01, “Completion of Acquisition or Disposition of Assets–The Private Placement” and Item 3.02, “Unregistered Sales of Equity Securities” for additional information. The foregoing description of the Subscription Agreement is a summary only and is qualified in its entirety by the full text of the form of Subscription Agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Legacy Matternet Bridge Financing

In March 2026, Legacy Matternet issued and sold $6.0 million in aggregate principal amount of secured promissory notes (the “Bridge Notes”) to certain accredited investors. The Bridge Notes bore interest at 10% per annum and were payable six months from the date of issuance. The Bridge Notes were secured by a perfected first priority security interest pursuant to a security agreement with the holders of the Bridge Notes. At the Effective Time of the Merger, all interest under the Bridge Notes was forgiven and the Bridge Notes were automatically converted into 2,499,998 shares of common stock at a conversion rate of $2.40 per share. In addition, we issued to the former holders of the Bridge Notes warrants to purchase up to 2,499,998 shares of common stock with an exercise price of $3.00 per share (the “Bridge Warrants”). The Bridge Warrants have a term commencing on the Effective Time to five years after the Effective Time. They have weighted-average price based anti-dilution provisions, which extend from the Effective Time until the six-month anniversary of the listing of our common stock on a national securities exchange.

Item 1.01 Entry Into a Material Definitive Agreement.

The information contained in Item 2.01 below relating to the Merger Agreement, the Subscription Agreements, the Registration Rights Agreement and the Post-Merger Indemnification Agreements is hereby incorporated herein by reference. All descriptions of the foregoing agreements are qualified in their entirety by reference to the form of the relevant agreement that is filed as an exhibit to this Current Report and incorporated herein by reference.

In connection with the issuance and sale of the Bridge Notes and the Merger, the officers and directors of Legacy Matternet, and the holders of substantially all Legacy Matternet Common Stock, as well as option holders and warrant holders, entered into a lock-up agreement (the “Lock-Up Agreement”), restricting, among other things and subject to customary exceptions, the transfer of the shares of common stock until six months following the listing of the common stock on a national securities exchange. The foregoing description of the Lock-Up Agreement is a summary only and is qualified in its entirety by the full text of the form of Lock-Up Agreement, a copy of which is attached to this Current Report as Exhibit 10.13 and incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01 of this Current Report.

Merger Agreement

On the Closing Date, LAVC, Acquisition Sub and Legacy Matternet entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, on the Closing Date, Acquisition Sub merged with and into Legacy Matternet, with Legacy Matternet (renamed Matternet Operations, Inc.) continuing as the surviving corporation and as our wholly owned subsidiary.

As a result of the Merger, we acquired the business of Legacy Matternet, which is a leading developer of commercial drone delivery systems for urban and suburban environments. Legacy Matternet develops drone aircraft, ground infrastructure, and software for autonomous aerial logistics. Matternet has achieved multiple industry firsts, including being the first company authorized for commercial Beyond Visual Line of Sight (“BVLOS”) drone delivery operations over cities in Switzerland, the first to launch routine revenue-generating drone delivery operations in the United States, and the first drone delivery company to achieve standard Type Certification and Production Certification from the U.S. Federal Aviation Administration. Matternet’s technology has powered commercial operations in healthcare and home delivery use cases across the U.S. and Europe. See “Description of Business” below.

At the Effective Time of the Merger:

●	each outstanding share of Legacy Matternet preferred stock was automatically converted into shares of Legacy Matternet Common Stock;

●	each outstanding share of Legacy Matternet Common Stock was canceled and converted into the right to receive 2.0801 shares of our common stock (the “Conversion Ratio”);

●	each option to purchase Legacy Matternet Common Stock that was outstanding under Legacy Matternet’s 2011 Equity Incentive Plan immediately prior to the Effective Time, whether vested or unvested, was assumed by us and converted into an option to purchase a number of shares of common stock equal to the product (rounded to the nearest whole number) of (a) the number of shares of common stock subject to such option immediately prior to the Effective Time and (b) the Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such option immediately prior to the Effective Time divided by (ii) the Conversion Ratio; provided, however, that the exercise price and the number of shares of common stock purchasable pursuant to the Converted Options will be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); provided, further, however, that in the case of any such option to which Section 422 of the Code applies, the exercise price and the number of shares of common stock purchasable pursuant to such option will be determined in accordance with the foregoing, subject to such adjustments in a manner consistent with Treasury Regulation Section 1.424-1, such that the option will not constitute a modification of such option for purposes of Section 409A or Section 424 of the Code. Except as specifically provided above, following the Effective Time, each option will continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former option immediately prior to the Effective Time;

●	each warrant to purchase Legacy Matternet Common Stock that was outstanding immediately prior to the Effective Time, was assumed by us and converted into a warrant to purchase a number of shares of common stock equal to the product (rounded to the nearest whole number) of (a) the number of shares of common stock subject to such warrant immediately prior to the Effective Time and (b) the Conversion Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (i) the exercise price per share of such warrant immediately prior to the Effective Time divided by (ii) the Conversion Ratio, except as specifically provided above, following the Effective Time, each such warrant will continue to be governed by the same terms and conditions as were applicable to the corresponding former warrant immediately prior to the Effective Time; and

●	each outstanding Bridge Note issued in March 2026, was converted into shares of common stock at a conversion price of $2.40 per share, and investors in the Bridge Notes received Bridge Warrants to purchase that number of shares of common stock equal to the number of shares of common stock into which the Bridge Notes were converted.

The issuance of shares of common stock to Legacy Matternet’s former security holders is collectively referred to as the “Share Exchange.”

The Merger Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

Immediately prior to the Effective Time, an aggregate of 7,300,000 shares (out of the 10,000,000 shares then issued and outstanding) of our common stock owned by our stockholders prior to the Merger were forfeited and cancelled (the “Stock Forfeiture”), and 2,700,000 shares of common stock were then held by such stockholders immediately after the Merger (the “Retained Pre-Merger Shares”) a purchase price of $3.00 per share

On the Closing Date, we also issued 104,166 shares of common stock (the “Advisor Shares”) to two accredited investors in consideration for services rendered pursuant to advisory agreements (the “Advisor Agreements”).

Pursuant to the Merger Agreement, we and our stockholders approved and adopted:

●	the 2026 Equity Incentive Plan (the “2026 EIP”) and the reservation of 3,825,000 shares of common stock for future issuance of equity awards at the discretion of our board of directors to officers, employees, consultants and directors; and

●	the 2026 Employee Stock Purchase Plan (the “2026 ESPP”) and the reservation of 675,000 shares of common stock for future purchase by employees.

For a description of the 2026 EIP and the 2026 ESPP, see “Executive Compensation–2026 Equity Incentive Plan” and “Executive Compensation–2026 Employee Stock Purchase Plan,” respectively.

The Merger was treated as a recapitalization and reverse acquisition for financial reporting purposes. Legacy Matternet was considered the acquiror for accounting purposes, and our historical financial statements before the Merger have been replaced with the historical financial statements of Legacy Matternet before the Merger in future filings with the SEC. The Merger is intended to be treated as a tax-free reorganization under Section 368(a) of the Code.

The shares of common stock issued pursuant to the Merger Agreement and to the Advisors were not registered under the Securities Act, and were sold and issued in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Rule 506(b) of Regulation D promulgated by the SEC thereunder. These shares of common stock may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement and are subject to further contractual restrictions on transfer as described below under “Shares Eligible for Future Sales.”

The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by the full text of the form of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Indemnification Agreements

On the Closing Date, we entered into indemnification agreements with our former executive officers and directors (the “Pre-Merger Indemnification Agreements”), pursuant to which we agreed to indemnify such former executive officers and directors for certain actions for certain actions to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “DGCL”) and the certificate of incorporation and bylaws of the Company or Acquisition Sub in effect on the date thereof or as such law or constitutive document may from time to time be amended in accordance with the Pre-Merger Indemnification Agreements.

On the Closing Date, we also entered into indemnification agreements with each of our current directors and executive officers (the “Post-Merger Indemnification Agreements”). These indemnification agreements require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

The foregoing description of the Pre-Merger Indemnification Agreements and the Post-Merger Indemnification Agreements is a summary only and is qualified in its entirety by the full text of the forms of such agreements, copies of which are attached to this Current Report as Exhibit 10.1 and 10.2, respectively, and incorporated herein by reference.

The Private Placement

Immediately following the Effective Time of the Merger, we sold 9,212,773 shares of our common stock in the Private Placement pursuant to Subscription Agreements by and between us and certain accredited and institutional investors at a purchase price of $3.00 per share.

The aggregate gross proceeds from the Private Placement were $27.6 million, before deducting Placement Agent fees and other expenses payable by us of approximately $6.9 million.

The shares issued in the Private Placement were exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC thereunder and were sold to “accredited investors,” as defined in Regulation D. The Private Placement was conducted by Seaport Global Securities LLC (“Seaport”), The Benchmark Company, LLC (“Benchmark”), Dinosaur Financial Group, LLC (“Dinosaur”), Network 1 Financial Securities, Inc. (“Network 1”) and PHX Financial, Inc. d/b/a Phoenix Financial Services (“Phoenix,” and together with Seaport, Benchmark, Dinosaur and Network 1, the “Placement Agents”), each a U.S. registered broker-dealer, on a “reasonable best efforts” basis.

We paid the Placement Agents an aggregate cash fee of $2.1 million and issued the Placement Agents warrants to purchase an aggregate of 666,089 shares of common stock (the “Placement Agent Warrants”). The Placement Agent Warrants expire on the earlier of (i) five years after the date of issuance and (ii) three years after our shares of common stock are listed on a national securities exchange, and have an exercise price of $3.00 per share. For a further discussion of the terms of the Placement Agent Warrants, see the section titled “Description of Capital Stock – Warrants”.

Subject to certain customary exceptions, we have agreed to indemnify the Placement Agents to the fullest extent permitted by law against certain liabilities that may be incurred in connection with the Private Placement, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agents and their sub-agents may be required to make in respect of such liabilities.

We currently intend to use the net proceeds from the Private Placement to immediately retire our outstanding indebtedness, and for operating expenses, capital expenditures, working capital, and other general corporate purposes. These uses are expected to include the commercial deployment of our M3 drone platform, expansion of our active drone fleet and related launch, landing, and operational infrastructure, geographic expansion into additional domestic and international markets, and increased headcount to support engineering, flight operations, regulatory compliance, and commercial partnerships. The proceeds will also support investments in software, autonomy, and systems required to scale delivery volumes over time.

The foregoing description of the Subscription Agreement is a summary only and is qualified in its entirety by the full text of the form of Subscription Agreement, a copy of which is attached to this Current Report as Exhibit 10.3 and incorporated herein by reference.

Additionally, in connection with the Transactions and subject to the closing of the Transactions, we agreed to reimburse Mark Tompkins, a stockholder and former director of LAVC, for certain fees and expenses incurred by LAVC, as evidenced by a promissory note, dated June 2, 2025, by and between LAVC and Mr. Tompkins (the “Note”). Upon the closing of the Private Placement, we repaid $55,000 to Mr. Tompkins, representing payment in full under such Note.

Registration Rights Agreement

In connection with the Merger and the Private Placement, we entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which we have agreed to promptly, but no later than 45 calendar days after the date of filing of this Current Report, file, subject to customary exceptions, a registration statement with the SEC (the “Registration Statement”), covering the sale, transfer or disposition of:

●	shares of common stock issued in the Share Exchange to the former stockholders of Legacy Matternet;

●	shares of common stock issued in the Private Placement;

●	shares of common stock issuable upon exercise of the Placement Agent Warrants;

●	shares of common stock issued upon conversion of the Bridge Notes;

●	shares of common stock issuable upon exercise of the Bridge Warrants;

●	Retained Pre-Merger Shares; and

●	Advisor Shares.

Collectively, the above shares of common stock are the “Registrable Shares.” The holders of the Registrable Shares are required to provide us with certain information to be included in the Registration Statement under applicable SEC rules and regulations. We will use our commercially reasonable efforts to ensure that such Registration Statement is declared effective upon the earlier to occur of: (i) five trading days after the SEC’s notification that it will not review the Registration Statement, or that the Registration Statement will no longer be subject to further review or comment; and (ii) within 120 calendar days after the date of the filing of this Current Report (as such period may be extended by the obligation under applicable rules and regulations of the SEC under the Securities Act to include updated financial statements before it can be declared effective).

The holders of Registrable Shares have “piggyback” registration rights for any Registrable Shares not registered as provided above with respect to any registration statement filed by us following the effectiveness of the aforementioned Registration Statement that would permit the inclusion of such underlying shares, subject, in an underwritten offering, to customary cut-back on a pro rata basis among the holders of Registrable Shares if the either the underwriter or we determine that marketing factors require a limitation on the number of shares of stock or other securities to be underwritten.

We will pay all expenses in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent public accountants, and the reasonable fees and disbursements of a single counsel to the holders of the Registrable Shares, not to exceed $35,000 per Registration Statement. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any other attorney or advisor such holder decides to employ.

The foregoing description of the Registration Rights Agreement is a summary only and is qualified in its entirety by the full text of the form of Registration Rights Agreement, a copy of which is attached to this Current Report as Exhibit 10.4 and incorporated herein by reference.

OTC Quotation

Our common stock is currently not listed on a national securities exchange or any other exchange, and is not quoted on an over-the-counter market. We intend to have our common stock quoted on the OTC Markets QB tier (the “OTCQB”) as soon as practicable following the effectiveness of the Registration Statement. However, we cannot assure you that we will be able to do so and, even if we do so, there can be no assurance that our common stock will continue to be quoted on the OTC Markets or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue. See “Risk Factors–There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.”

2026 Equity Incentive Plan

Pursuant to the Merger Agreement, our board of directors and our stockholders approved the 2026 EIP, which provides for the issuance of equity awards consisting of stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance awards, cash awards and stock bonus awards. We have initially reserved 3,825,000 shares of common stock for future issuances of awards under the 2026 EIP at the discretion of our board of directors to officers, employees, consultants and directors. The number of shares reserved for issuance under our 2026 EIP will increase automatically on the six-month anniversary of the date our common stock is first listed on The Nasdaq Stock Market LLC, New York Stock Exchange or NYSE American and on the annual anniversary thereafter through the tenth anniversary of approval of the 2026 EIP by our stockholders, in an amount equal to the lesser of (i) 5% of the shares of Common Stock outstanding on the day immediately preceding such anniversary, and (ii) an amount as determined by the Board in its discretion. Future awards under the 2026 EIP following the Closing shall dilute all our stockholders on a pro rata basis.

See “Executive Compensation–2026 Equity Incentive Plan” below for more information about the 2026 EIP. The foregoing description of the 2026 EIP is a summary only and is qualified in its entirety by the full text of the form of 2026 EIP, a copy of which is attached to this Current Report as Exhibit 10.7 and incorporated herein by reference.

2026 Employee Stock Purchase Plan

Pursuant to the Merger Agreement, our board of directors and our stockholders approved the 2026 ESPP, and reserved 675,000 shares of common stock for future purchase by employees. The number of shares reserved for issuance under the 2026 ESPP will increase automatically on six-month anniversary of the date our common stock is first listed on The Nasdaq Stock Market LLC, New York Stock Exchange or NYSE American and on the annual anniversary thereafter through the tenth anniversary of approval of the 2026 ESPP by our stockholders in an amount equal to the lesser of (i) 1% of the shares of common stock outstanding on the day immediately preceding such anniversary, (ii) 2,000,000 shares and (iii) an amount as determined by the board of directors in its discretion.

See “Executive Compensation - 2026 Employee Stock Purchase Plan” below for more information about the 2026 ESPP. The foregoing description of the 2026 ESPP is a summary only and is qualified in its entirety by the full text of the form of 2026 ESPP, a copy of which is attached to this Current Report as Exhibit 10.10 and incorporated herein by reference.

Departure and Appointment of Directors and Officers

Pursuant to our amended and restated bylaws, the authorized number of directors will be fixed by the board of directors from time to time. Immediately prior to the Effective Time, the board consisted of two members. At the Effective Time, Mark Tompkins and Ian Jacobs resigned from the board of directors, the authorized board size was increased to five and Andreas Raptopoulos, Chris Dawson, Sanjay Kotte, Laurence J. Marton, M.D. and Saurabh Ranjan were appointed to the board of directors. The board of directors has determined that other than Mr. Raptopoulos, due to his position as our Chief Executive Officer, and Mr. Ranjan, due to his position as the Manager of EpiThauma LLC (an advisory firm we have engaged within the past three years), qualifies as an independent director within the meaning of the Nasdaq Listing Rules and the Exchange Act.

Also, as of the Effective Time, Ian Jacobs resigned from all officer positions with us, Andreas Raptopoulos was appointed as our Chief Executive Officer, Jason Secore was appointed as our Chief Financial Officer and Alexander Norman-Elvenich was appointed as our Chief Operating Officer.

See “Management” below for information about our new directors and executive officers.

Capitalization

Immediately after giving effect to the Merger, the Stock Forfeiture, the closing of the Private Placement, and the issuance of the Advisor Shares, there were 47,968,776 shares of common stock issued and outstanding, as follows:

●	stockholders of Legacy Matternet hold 33,451,839 shares of common stock, excluding any shares purchased by them in the Private Placement;

●	investors in the Private Placement hold 9,212,773 shares of common stock, excluding any shares issued to them in connection with the Merger as a result of being a holder of Legacy Matternet stock prior to the Merger;

●	investors in the Bridge Financing hold 2,499,998 shares of common stock;

●	2,700,000 Retained Pre-Merger Shares are held by persons who purchased such shares from, or received such shares for, services rendered to LAVC prior to the Merger; and

●	104,166 Advisor Shares are held by two accredited investors.

In addition, as of the Closing Date, the following shares were reserved for future issuance:

●	666,089 shares of common stock issuable upon exercise of the Placement Agent Warrants;

●	2,499,998 shares of common stock issuable upon exercise of the Bridge Warrants;

●	381,797 shares of common stock issuable upon exercise of the Legacy Matternet Warrants;

●	3,825,000 shares of common stock issuable under the 2026 EIP;

●	675,000 shares of common stock issuable under the 2026 ESPP; and

●	11,166,364 shares of common stock issuable upon the exercise of outstanding stock options under the 2011 Equity Incentive Plan (post-Merger).

Except as set forth above, no other securities convertible into or exercisable or exchangeable for common stock are outstanding as of the date of this Current Report.

Accounting Treatment; Change of Control

The Merger is being accounted for as a “reverse merger” or “reverse acquisition,” as a result of which Legacy Matternet is deemed to be the acquiror in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in our financial statements relating to periods prior to the Merger will be those of Legacy Matternet, and will be recorded at the historical cost basis of Legacy Matternet, and the consolidated financial statements after completion of the Merger will include the consolidated assets and liabilities of Legacy Matternet, historical consolidated operations of Legacy Matternet, and operations of Legacy Matternet and its subsidiaries from the Closing Date. As a result of the issuance of the shares of our common stock pursuant to the Merger, a change in control of LAVC occurred as of the date of consummation of the Merger.

Except as described in this Current Report, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of the combined company.

FORM 10 INFORMATION

Item 2.01(f) of this Current Report states that if the predecessor registrant was a shell company, as LAVC was immediately before the Merger, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, Matternet, as the successor registrant to LAVC, is providing the information below that would be included in a Form 10 if it were to file a Form 10. Please note that the information provided below relates to the combined company after the closing of the Merger unless otherwise specifically indicated or the context otherwise requires. As a result of the Merger, we have ceased to be a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act).

FORWARD-LOOKING STATEMENTS

This Current Report, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “will,” “could,” “project,” “target,” “potential,” “continue” and similar expressions that do not relate solely to historical matters or actual results. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Forward-looking statements include, but are not limited to, statements about:

●	the impact of current and future laws and regulations, especially those related to the drone delivery industry;

●	our ability to achieve profitability and continue as a going concern;

●	changes in domestic and foreign business, market, financial, political and legal conditions;

●	our ability to protect and enforce our intellectual property rights and the scope and duration of such rights;

●	our reliance on third-parties, including suppliers, licensing partners, government entities and strategic partners, and our ability to maintain our relationships with such parties and enter into additional strategic partnerships in the future;

●	our ability to commercialize our products and services on a large scale and grow effectively;

●	our management team’s ability to successfully achieve our business objectives;

●	our ability to raise additional capital to continue to maintain sufficient liquidity, develop our technology and scale our operations;

●	the impact on us and our potential customers from changes in interest rates, inflation, tariffs, trade policies and rising costs, including commodity and labor costs;

●	developments and projections relating to our business and the drone delivery industry;

●	our ability to adequately control the costs associated with our operations;

●	risks relating to the negative public or political perception of us or the drone delivery industry in general;

●	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries that may be instituted against us in the future;

●	potential cybersecurity risks to our operational systems and infrastructure;

●	the development of an active trading market for our common stock;

●	the impact of global events, disruptions, pandemics and geo-political tensions on our business, including our supply chain, and our customers;

●	our intended use of proceeds from the Private Placement; and

●	other risks and uncertainties, including those discussed in the section titled “Risk Factors.”

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section below titled “Risk Factors.” Moreover, we operate in a highly regulated environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this Current Report may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this Current Report or to conform these statements to actual results or revised expectations, except as required by law.

You should read this Current Report and the documents that we reference in this Current Report as exhibits with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this Current Report, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

DESCRIPTION OF BUSINESS

Overview

We are an autonomous aerial logistics technology company. We design, develop and manufacture commercial drone delivery systems for urban and suburban environments, comprising an integrated platform of unmanned aircraft, ground infrastructure and cloud-based software that together enable highly automated, battery-powered package delivery. Our revenue model consists of (i) providing enterprise platform access to our drone platform and related operational infrastructure, including route planning, cloud-based software access, maintenance, training, technical support, and logistics coordination and (ii) delivery-as-a-service (“DaaS”) offerings, in which we provide end-to-end drone delivery operations.

Founded in 2011 and headquartered in Mountain View, California, we have achieved a series of industry-defining milestones that, in our view, position us at the forefront of the emerging drone logistics industry:

●	First and only FAA Type Certification and Production Certification for a drone delivery system. Our Matternet M2 drone became the first non-military unmanned aircraft to achieve Type Certification from the U.S. Federal Aviation Administration (the “FAA”) in September 2022, and we subsequently obtained an FAA Production Certificate, making us the only drone delivery platform holding both certifications.

●	First commercial BVLOS urban drone delivery operations. In 2017, we began commercial BVLOS drone delivery operations over cities in Switzerland, which we believe were the first such authorized operations anywhere in the world.

●	First routine revenue-generating drone delivery operations in the United States. In 2019, in partnership with UPS Flight Forward, Inc. (“UPS Flight Forward”), we supported the launch of the first U.S. drone airline to receive FAA’s full Part 135 Standard certification, enabling the first routine commercial drone delivery operations between hospital facilities.

●	More than 60,000 flights across nine countries. Our drone delivery platforms have completed more than 60,000 cumulative flights across nine countries — including the United States, the United Kingdom, Switzerland, Germany, the United Arab Emirates, Malawi, the Dominican Republic, Papua New Guinea and Bhutan.

●	No injuries or third-party property damage. Across more than 60,000 cumulative commercial, humanitarian and test flights to date, our systems have maintained a record of no incidents resulting in injury to persons or damage to third-party property, a performance standard we believe is critical to scaling autonomous aerial logistics.

We operate through our wholly-owned operating subsidiary, Matternet Operations, Inc. Our international commercial operations are conducted by our subsidiaries in the United Kingdom, Switzerland and Greece.

Our business model is structured around two complementary commercial approaches. Under our enterprise platform access model, we provide drone access, operational software, support tools, spare parts, maintenance, cloud access, and related support services to enterprise customers under annual term arrangements. We also offer delivery as a service (“DaaS”) that includes the enterprise platform services together with delivery operations performed by FAA Part 135 operators or equivalent operators outside the United States, including operational responsibilities that enterprise customers may otherwise perform directly under the enterprise platform model.

Our Platform

Our technology platform consists of three integrated components:

●	the M2 aircraft;

●	our automated ground station; and

●	our software platform.

Together, these components are designed to enable autonomous, point-to-point package delivery at a unit cost that we believe is lower at scale than on-demand ground delivery.

Aircraft — Matternet M2

The M2 is a purpose-built, battery-powered, vertical takeoff and landing unmanned aircraft system engineered specifically for urban and suburban package delivery. The M2 is the only drone delivery system holding FAA Type Certification and Production Certification, and is authorized for BVLOS deliveries over urban and suburban areas. Key M2 performance characteristics include:

●	Maximum range: approximately 20 kilometers (12.4 miles).

●	Maximum payload weight: 2 kilograms (4.4 pounds).

●	Fleet control ratio: FAA-approved ratios from 3:1 up to 20:1, with a long-term objective of exceeding 100:1 as automation capabilities mature.

●	Safety systems: the M2 is equipped with anti-collision lights and an ADS-B traffic awareness system for airspace visibility, a 3D geo-fence to keep the aircraft within its authorized zone, and a Flight Termination System. Navigation safety is supported by multi-sensor fusion and in-flight monitoring.

●	Low-noise propulsion: 22-inch propellers chosen for a low acoustic signature of the aircraft in populated environments.

●	Swappable systems: a swappable lithium-ion battery pack enabling aircraft turnaround in less than 60 seconds, and swappable payload boxes of varying volumes including reusable and disposable options.

●	Operational life: 1,000 flight hours per aircraft under current design, with increased operational life targeted for the M3 platform.

Ground Station

Our ground station provides automated charging, payload loading and battery swap, enabling high-tempo fleet operations with a minimal on-site physical footprint. The station is designed for merchant-side deployment, allowing store staff or warehouse personnel to load packages into the station in a matter of seconds without specialized training. The ground station architecture underlies our “micro-hub” operating model, in which drones are co-located with customer points of origin rather than located in centralized hubs, reducing real estate costs and “dead legs” in each delivery cycle, that we believe characterize competing architectures.

Precision Delivery

Our aircraft supports two delivery methods, enabling flexible deployment across a wide range of use cases.

●	Land and Deliver. For bi-directional deliveries, our aircraft can land at a destination to both drop off and pick up packages. This is particularly valuable in B2B and healthcare use cases where return logistics, sample collection, or multi-stop exchange missions are required.

●	Tether Drop. For direct-to-consumer and dedicated delivery locations, our aircraft uses an infrastructure-free, tether-based package drop system that enables high-accuracy placement of a package without the need for dedicated landing pads or ground equipment installed at the customer site. This capability is central to addressing consumer use cases including restaurant, convenience retail, and top-up grocery delivery.

Software Platform

Our proprietary cloud platform serves as the integrated operating system for our delivery network. Its capabilities include FAA-approved fleet supervision, real-time mission monitoring, and scalable routing across geographically distributed operations. It is designed to allow a single remotely located pilot-in-command to supervise multiple aircraft conducting simultaneous flights, and we are targeting an operational ratio of over 100 aircraft per pilot over time. The platform integrates order management, drop zone database management, aircraft configurations, simulation and training tools, ground control station interfaces, and FAA-approved pilot interfaces.

Next-Generation Platform (Matternet M3)

We are developing the Matternet M3, our next-generation drone delivery platform, which is designed to expand the addressable market of our system by supporting larger payloads, a larger service radius and a lower-cost production architecture. The M3 is targeted to support a maximum payload of approximately 5 kilograms (11 pounds), a service radius of approximately 10 miles and a per-hub coverage area of approximately 314 square miles, which we estimate to be approximately four times the coverage area of the M2. These specifications are intended to unlock use cases including larger restaurant meal delivery, multi-item grocery delivery and a broader range of industrial applications.

Under our current development roadmap, engineering validation unit builds for the M3 are targeted in the first half of 2026, with prototype testing and initiation of regulatory approval activities in the second half of 2026, flight testing and customer pilots in the first half of 2027, and targeted commercial service entry in late 2027. Due to our extensive certification and operational experience with the M2 in the United States and abroad, we believe the path to commercial operations for the M3 will be substantially faster than the path for the M2, and substantially faster than the timeline faced by new entrants to the industry. The M3 program is subject to customary technology, certification and regulatory risks, and the development timeline could be delayed or modified based on engineering, regulatory, supply chain or customer factors.

Industry and Market Opportunity

We operate at the intersection of two large and structurally challenged markets: last-mile parcel delivery and on-demand delivery. We estimate that in the United States alone, there are more than 5 billion on-demand deliveries per year across food, convenience retail, grocery and healthcare verticals, with this aggregate volume growing at an estimated 9% compound annual growth rate. Today, these deliveries are overwhelmingly performed by a human driving a multi-thousand-pound vehicle across an urban or suburban area, typically transporting one to three packages at a time, with typical delivery times of 30 to 90 minutes and typical end-user delivery fees of more than $10 plus tip.

We believe autonomous drone delivery represents a new logistics layer capable of addressing these inefficiencies. Our internal unit economics modeling indicates that, at scale, our platform can deliver packages in 5 to 15 minutes at a cost below $3 per delivery, representing what we believe is an up to 10x improvement in speed at substantially reduced cost and zero direct emissions relative to incumbent ground-based alternatives. These unit economics assume targeted fleet utilization, station density and drone-to-operator ratios that have not yet been achieved at scale, and actual results will depend on our ability to execute against our operating plan.

Why Now

We believe three forces are converging to create an inflection point for drone delivery in the United States and other developed markets:

●	Regulatory progress. The FAA is advancing a comprehensive beyond visual line of sight rulemaking framework (proposed Part 108) that, if and when finalized, is expected to provide a standardized pathway from one-off, exemption-based approvals to scaled national drone delivery operations.

●	Federal policy backing U.S. platforms. Recent U.S. federal policy actions aimed at accelerating domestic drone integration into U.S. logistics, together with restrictions on Chinese-origin unmanned aircraft systems, have strengthened the competitive position of trusted U.S.-based providers.

●	Enterprise adoption. Leading enterprises, including Walmart, Amazon, DoorDash and Uber, have publicly committed to drone delivery programs, signaling a shift from isolated pilots to scaled deployment and, in our view, accelerating enterprise customer demand across the food, retail and parcel verticals.

Our Strategy

Our strategy is to build the leading autonomous aerial logistics technology platform serving urban and suburban delivery markets by combining certified, safe-by-design technology; a scalable, partner-led operating model; and a dual-track commercial approach that combines customer-operated services with DaaS. The principal components of our strategy are:

●	Maintain and extend our regulatory leadership. We intend to build on our FAA Type Certification and Production Certification by seeking timely regulatory approvals for the M3 platform, expanding the envelope of authorized operations under existing and future rulemakings, and pursuing regulatory approvals in additional international markets.

●	Scale through a partner-led operating model. Rather than operating our own airline in every geography, we have developed a partner-led model under which FAA Part 135-certified operators perform commercial flight operations using our systems. Our operating partners include UPS Flight Forward (the first FAA Part 135 Standard-certificated drone airline in the United States) and Ameriflight (the largest Part 135 cargo airline in the United States). Outside the United States, we plan to partner with suitably approved operators that hold the equivalent authorizations under their respective civil aviation authorities. We believe this approach allows us to enter new geographies and use cases without having to scale operating infrastructure or headcount in lockstep with demand.

●	Extend commercial reach through strategic partnerships. In April 2026, we announced a strategic partnership with SoftBank Robotics America (“SBRA”), the North American arm of SoftBank Robotics. Under the partnership, Matternet and SBRA plan to collaborate on the commercialization and deployment of drone delivery solutions for enterprise customers. SBRA is also expected to support manufacturing, installation and maintenance of our ground infrastructure.

●	Pursue a disciplined dual-track go-to-market. Our customer-operated services model targets large logistics operators, including UPS, FedEx and Amazon, that operate their own flight operations. Our DaaS model targets retailers, delivery marketplaces and healthcare providers who wish to purchase delivery services rather than aircraft, and is delivered through our operating partners. We can tailor our commercial posture to the needs of each vertical, which we believe maximizes the addressable customer base for our platform.

●	Expand into high-volume verticals. Our M2 platform’s FAA Type Certification and Production Certification, together with the FAA operational authorities held by our Part 135 operating partners, provide a foundation we intend to leverage to expand from our initial healthcare and early enterprise deployments into the largest-volume segments of the on-demand delivery market. We are prioritizing food and grocery on-demand delivery, which we believe together represent the largest on-demand delivery volume opportunity in the United States, together with convenience retail, e-commerce last-mile and other high-volume verticals.

●	Protect and extend our intellectual property position. We have developed a foundational intellectual property portfolio spanning system and network architecture as well as software and hardware inventions, with our earliest filings dating from 2012. We intend to continue investing in the creation and protection of intellectual property that we believe is difficult to replicate or design around.

Commercial Operations and Customers

Our systems are currently operating primarily in the United States and the United Kingdom. Commercial operations to date have focused primarily on healthcare logistics, in which our drones are used to move clinical samples, pharmaceuticals and other items between hospital facilities, and on selected food delivery pilots. Representative current and recent commercial engagements include the following:

●	NHS England / Apian (London). We have launched an operation to deliver clinical samples, blood products and pharmaceuticals between central London hospital facilities under an operation conducted by our UK subsidiary together with Apian, a healthcare logistics partner of NHS. The program was announced publicly in April 2026.

●	Atrium Health / UPS Flight Forward. Since 2020, we have supported UPS Flight Forward in delivering clinical samples, pharmaceuticals and other medical items between Atrium Health hospital facilities in the United States, following the first routine revenue-generating drone delivery operations in the United States, which UPS conducted using our M2 drone delivery platform at WakeMed Health, also in North Carolina.

●	Dave’s Hot Chicken. In October 2025, we announced a drone delivery pilot with Dave’s Hot Chicken under which eligible residents of Northridge, a suburb of Los Angeles, California, were able to place orders through the Dave’s Hot Chicken website and receive hot food delivered directly to their homes by our autonomous M2 drones from Dave’s Hot Chicken’s Northridge location. The pilot built on our direct-to-home drone delivery service in Silicon Valley, which has been in operation since October 2024.

In addition to our publicly announced commercial engagements, we are engaged in discussions with prospective customers across food delivery, convenience retail, healthcare and industrial logistics. Our commercial pipeline is currently weighted toward DaaS opportunities and is U.S.-focused in the near term. There can be no assurance that any of these opportunities will result in definitive contracts or, if so, will generate material revenue. Customers contracting for service on the M2 platform are generally expected to transition to the M3 platform upon commercial availability.

Revenue Model

We generate revenue through the following principal streams:

●	Enterprise platform access. We provide customers access to our integrated drone platform and related operational infrastructure, including aircraft availability, cloud-based software access, tooling and spare parts, maintenance, support, training, and reporting services, while the customer performs delivery operations using our technology.

●	Delivery-as-a-Service (“DaaS”). We install, operate, and manage drone delivery networks on behalf of customers, including remote piloting, ground operations, system maintenance, cloud platform access, reporting, training, and operational support services.

Strategic and Operating Partnerships

A central element of our strategy is to scale our platform through a network of specialized partners whose capabilities complement our core strengths in technology development, certification and system integration.

SoftBank Robotics America. Our strategic partnership with SBRA, announced in April 2026, is expected to support M3 ground infrastructure manufacturing, installation and maintenance, and to extend our commercial reach through co-selling. We believe SBRA’s experience integrating and deploying robotics at scale for enterprise customers across multiple industries is complementary to our go-to-market strategy for the M3 platform.

UPS Flight Forward. Our longest-standing U.S. commercial and operating partner, UPS Flight Forward is the first FAA Part 135 Standard-certificated drone airline in the United States. UPS Flight Forward has operated our M2 drones continuously since 2019 for customers under commercial contracts entered into by UPS, and runs a central remote operations center that can support operations at multiple customer sites.

Ameriflight. Ameriflight is the largest FAA Part 135 cargo airline in the United States. Ameriflight is authorized to operate the M2 under its Part 135 certificate, enabling geographic and use-case expansion without Matternet operating its own airline.

We believe this partner-led model creates a structural advantage by expanding our commercial footprint and operating capacity without requiring proportional growth in Matternet headcount, without tying the business to a single operator.

Technology, Research and Development

Technological Capabilities

Over more than a decade of research, development, and commercial operations, we have built what we believe is one of the most extensive sets of technological capabilities across the full stack of autonomous drone delivery; from aircraft design and certification to ground infrastructure, fleet automation, and network operations. These capabilities include autonomous BVLOS flight systems for urban and suburban environments; modular, certifiable aircraft architecture; automated payload handling, battery swap, and charging; infrastructure-free tether-based delivery; and fleet supervision and routing through our cloud-based software platform. We believe this depth of experience and breadth of capability is reflected in the only drone delivery system in its class to have received FAA Type Certification.

Research and Development

Our research and development efforts are focused on (i) sustaining engineering and incremental capability expansion of the M2 platform in support of our existing customers and operating partners, (ii) development and certification of the M3 platform, and (iii) continued advancement of our autonomy, precision delivery and fleet management software. A portion of our research and development spending is expected to support the expansion of our engineering and operations headcount, including hiring in aerospace engineering, software and systems integration disciplines. A portion of the net proceeds of the Private Placement is expected to be allocated to the development and commercial launch of the M3 platform and related production infrastructure.

Intellectual Property

As of March 31, 2026, we have six patents issued in the United States, seven patents issued in international jurisdictions, three patent applications pending in the United States, and eight patent applications pending in international jurisdictions, with our earliest foundational filings dating to 2012. Our U.S. patents expire between approximately 2033 and 2036. Our intellectual property portfolio spans network- and system-level architecture — including patents directed to autonomous delivery network architectures comprising autonomous drones, ground infrastructure (stations) and software, dynamic route generation based on payload, station and aircraft availability, and multi-aircraft route orchestration — and hardware-level inventions, including patents directed to landing systems for package dropoff and automated drone loading, automated battery charger and swapping, airspace sensing and obstacle detection, and package and aircraft diagnostics for predictive maintenance and servicing. We believe this combination of overlapping network-, system- and hardware-level protection, together with our brand and regulatory assets, makes our platform difficult to copy and difficult to design around.

We also rely on a combination of trade secrets, know-how, copyrights, trademarks and confidentiality and invention assignment agreements with our employees, contractors and partners to protect our proprietary technology. Our existing and future issued patents may be contested, challenged, circumvented, invalidated or limited in scope in the future, and our current and future patent applications may not result in issued patents. If we cannot protect, maintain and, if necessary, enforce our intellectual property rights, our ability to develop and commercialize products will be adversely impacted.

Competition

The drone delivery industry is rapidly evolving and competitive, and we expect competition to intensify as the market matures. We believe the principal competitive factors in our markets are: regulatory status and authorized operating envelope; safety record; unit economics at scale; payload, range and coverage capabilities; speed and reliability of delivery; ability to serve urban and suburban environments; breadth and quality of operating partnerships; strength of intellectual property position; and trusted-vendor status with government and enterprise customers.

Our principal competitors include Amazon Prime Air (a subsidiary of Amazon.com, Inc.), Wing Aviation LLC (a subsidiary of Alphabet Inc.) and Zipline International Inc. Each of these competitors has substantially greater financial, technical and operational resources than we do, and in some cases has deployed commercial operations in other geographies or use cases. We also face potential competition from large logistics companies that may develop or acquire proprietary drone delivery capabilities, from emerging drone manufacturers and software companies, and from adjacent autonomous delivery technologies including sidewalk and wheeled delivery robots. Rapid technological change could render our current products less competitive if we are unable to continue to innovate.

We believe our key differentiators relative to our competitors include: our FAA Type Certification and Production Certification; our more than 60,000 cumulative commercial and test flights across nine countries with no incidents resulting in injury to persons or damage to third-party property; our micro-hub operating model, which reduces dead legs and merchant-side handling relative to centralized hub architectures; our partner-led operating model, which leverages multiple FAA Part 135 operators without single-operator dependency; and the breadth of our foundational intellectual property portfolio.

Manufacturing and Operations

We operate a production facility in Mountain View, California, supporting the assembly, test, quality acceptance and delivery of our M2 aircraft and ground stations. Our production processes are designed to comply with our FAA Production Certificate, which imposes quality management, documentation and conformity requirements. As we scale the M2 platform and prepare for the commercial launch of the M3 platform, we intend to expand our production capacity. Depending on commercial requirements, capital efficiency and the availability of qualified partners, we may continue to manage aircraft production directly at facilities operated by us, whether in the United States or internationally, or we may elect to outsource all or a portion of aircraft production to qualified third-party contract manufacturers. We may similarly produce our ground infrastructure in-house or through partners, including pursuant to our strategic partnership with SoftBank Robotics America, which is expected to support manufacturing, installation and maintenance of our M3 ground infrastructure.

Raw Materials and Suppliers

The manufacture of our systems depends on the availability of a range of raw materials and components, including airframe composites, electric propulsion systems, lithium-ion batteries, sensors, semiconductors and cellular communications modules. We source components from a combination of domestic and international suppliers, and in certain cases from single or limited sources. We seek to mitigate supply chain risk through qualification of alternative suppliers, inventory management and long-term supply arrangements where appropriate. Our business is subject to supply chain disruptions, geopolitical risks and macroeconomic conditions that could affect component availability, manufacturing costs and customer demand. See “Item 1A. Risk Factors.”

Government Regulation

Our business is subject to extensive regulation in the United States and in each jurisdiction in which we or our operating partners conduct flight operations. We are particularly dependent on regulatory frameworks governing the design, certification, production, maintenance and operation of unmanned aircraft systems, as well as on the terms of the specific type, production, maintenance, operating and airspace authorizations we and our partners hold.

U.S. Regulation

In the United States, commercial drone operations are regulated by the FAA, which has authority over airspace, aircraft certification, aircraft production, aircraft maintenance and flight operations. Our M2 drone holds a Standard Type Certificate issued by the FAA, which authorizes the aircraft’s design, and we hold a Production Certificate issued by the FAA, which authorizes its series production. In addition, we hold an FAA Air Agency Certificate authorizing us to operate an FAA-approved repair station under Part 145, which allows us to perform maintenance, preventive maintenance and alterations on our aircraft and supporting systems. We believe we are the only drone delivery platform that holds FAA Type Certification and FAA Production Certification.

Commercial flight operations of our aircraft in the United States are conducted under FAA Part 135 authority held by our operating partners, including UPS Flight Forward and Ameriflight. Operations beyond visual line of sight are currently conducted pursuant to specific FAA waivers and authorizations. The FAA has published a Notice of Proposed Rulemaking for a standardized regulatory framework for routine BVLOS operations of unmanned aircraft systems, commonly referred to as proposed Part 108. Although we believe the finalization of Part 108 would expand the operating envelope for our platform and accelerate the scale of the drone delivery industry, the timing and final content of Part 108 are uncertain. Changes to, or delays in, the rulemaking process could alter the assumptions underlying our operating plan. We, directly and through industry associations, actively engage with the FAA and other U.S. government stakeholders on rulemaking activities relevant to our industry.

Flight operations of our aircraft are federally regulated under the exclusive jurisdiction of the FAA, while the siting of ground infrastructure and related land-use matters remain subject to state and local zoning, noise, privacy and similar laws. In addition to the FAA, our U.S. operations are subject to regulation by the Federal Communications Commission with respect to the wireless spectrum used by our systems.

International Regulation

Our international operations are subject to the aviation and related laws and regulations of each jurisdiction in which we or our local partners operate. These frameworks may include civil aviation authority approvals, operator certifications, cross-border data transfer requirements and operational airspace limitations. BVLOS frameworks remain under development in many jurisdictions and may develop unevenly across markets. Our principal international regulatory authorizations are summarized below.

●	Switzerland — Swiss Federal Office of Civil Aviation (“FOCA”). We have held BVLOS operational approvals from FOCA since 2017, when we believe we became the first company in the world authorized for commercial BVLOS drone delivery operations over cities. In 2022, we launched what we believe is the longest urban BVLOS drone delivery route over a major city, connecting Triemli and Waid Hospitals (part of Stadtspital Zürich) over a five-kilometer route. In 2024, we received from FOCA a Light UAS Operator Certificate (known as an “LUC”) for higher-risk SAIL III operations, which we believe was the first LUC of its kind issued by FOCA. The LUC allows us to self-authorize new BVLOS operations within Switzerland, subject to the scope of the certificate, and is generally recognized for purposes of accelerating similar approvals throughout the European Union.

●	Germany — Luftfahrt-Bundesamt (“LBA”). In December 2023, we received approval from the LBA, Germany’s Federal Aviation Office, to operate the M2 platform on a BVLOS basis in central Berlin, which we believe was the first BVLOS drone delivery approval of its kind in Berlin. The LUC referenced above also allows us to self-authorize new BVLOS operations within the Federal State of Berlin, subject to the scope of the certificate.

●	United Kingdom — Civil Aviation Authority (“CAA”). Our United Kingdom operations are conducted under BVLOS authorizations issued by the UK CAA, which regulates UK airspace and civil aviation activities, including unmanned aircraft systems. Our current UK program, operated by our UK subsidiary, provides drone delivery of diagnostic samples, laboratory specimens and pharmaceuticals between central London hospital facilities of the National Health Service.

●	Kingdom of Saudi Arabia — General Authority of Civil Aviation (“GACA”). In September 2023, we received a Type Acceptance Certificate from GACA for the Matternet M2, which recognizes our FAA Type Certificate as meeting GACA’s airworthiness requirements for the M2. We believe we were the first drone delivery platform to receive such Type Acceptance from GACA.

●	United Arab Emirates — General Civil Aviation Authority. In September 2021, we conducted drone delivery operations over the city of Abu Dhabi. We believe we were the first company to receive authorization for drone delivery services in the Emirate.

We expect our international regulatory footprint to continue to evolve as we and our partners pursue additional authorizations in existing and new jurisdictions. In addition, we believe our FAA Type Certification and Production Certification provide a meaningful basis for the recognition of the M2 platform’s airworthiness by foreign civil aviation authorities, and we expect to continue to pursue such recognition as a path to accelerated international approvals.

Other Regulations

We are subject to U.S. export control laws, including the Export Administration Regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security, as well as economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury. We are also subject to privacy, data protection and cybersecurity laws and regulations in the jurisdictions in which we operate, including the General Data Protection Regulation in the European Union and the United Kingdom and the California Consumer Privacy Act (as amended) in California, which govern the collection, use, transfer and storage of personal information.

Human Capital Resources

As of March 31, 2026, we had a multidisciplinary workforce of 31 employees distributed primarily across our Mountain View, California headquarters, additional employee locations elsewhere in the United States, and our subsidiaries in the United Kingdom and Switzerland.

We are committed to operating a safe workplace. Our safety philosophy extends from the design and operation of our aircraft, where we have a record of no incidents resulting in injury to persons or damage to third-party property across more than 60,000 cumulative flights, to the physical safety and well-being of our employees and contractors.

Competitive Pay and Benefits

We provide compensation and benefits packages that are competitive within our industry, offering a combination of cash and equity compensation, among other benefits, to attract, motivate and retain employees, including retirement programs, paid time off and health benefits.

Employee Recruitment, Retention, and Development

We believe our unique corporate culture, competitive compensation and benefits programs, and career growth and development opportunities promote longer employee tenure and reduce turnover. We monitor employee turnover rates as our success depends upon retaining and investing in its highly skilled technical staff.

Property

We do not own real property. We lease our facilities, which currently consist of the following:

●	approximately 12,769 rentable square feet in Mountain View, California, which serves as our corporate headquarters and production facility;

●	a flight-test site in Pittsburg, California used for flight testing and related drone operations;

●	approximately 1,500 square feet of office and storage space in Dübendorf, Switzerland, used by our Swiss subsidiary to support our European commercial operations; and

●	an office in central London used by our United Kingdom subsidiary to support our United Kingdom commercial operations.

We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations in the future.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not subject to any pending legal proceedings, notices, citations, or requests for any corrective action by any state or federal court, local, state, or federal government agency or body which we believe could have a material adverse effect on our business, financial condition or results of operations.

Available Information

Our website is www.matternet.com. We can be contacted at investors@matternet.com. We are subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC will be available free of charge at www.matternet.com when such reports are available on the SEC’s website. The SEC maintains a website that contains reports, proxy and information statements, and other information that issuers file electronically with the SEC at www.sec.gov.

The contents of the websites referred to above are not incorporated into this Current Report. Further, our references to the URLs for these websites are intended to be inactive textual references only.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this Current Report, including our audited annual and interim unaudited financial statements, unaudited pro forma financial statements and the related notes included in this Current Report, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Business and Industry

Our future growth depends on the demand for, and customers’ willingness to adopt, our products and drone delivery services.

We operate in the new and evolving drone delivery industry. Our business and operating results depend in large part on the acceptance of and demand for our drone delivery systems. The success of these products and services are and will be subject to risks, including with respect to:

●	the extent of market reception and adoption of drone delivery in urban and suburban environments;

●	our navigating a new and evolving regulatory environment;

●	our timely fulfillment of product orders;

●	our ability to produce safe, high-quality and cost-effective aircraft on an ongoing basis;

●	the performance of our drone delivery systems relative to customer expectations and customers’ interest in and demand for our drone delivery systems and solutions; and

●	our building a well-recognized and respected brand.

If we fail to manage the risks described above, we may discourage current or potential customers from purchasing our products or using our commercial solutions, and there may be downward price pressure on our products and commercial solutions. If the market for drone delivery solutions does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition and operating results will be materially and adversely affected.

We may be unable to make timely product deliveries due to limited production capacity.

Commercial production of our aircraft and ground infrastructure requires timely and adequate supply of various types of raw materials and components, as well as mass production capacity and efficient manufacturing and assembly. We have limited experience in high-volume manufacturing of our aircraft and ground infrastructure. We cannot assure you that we will be able to expand our production capacity efficiently and cost-effectively, or be able to procure sufficient raw materials and components to meet our production volume. While we are looking into expanding our manufacturing capacity through partnerships, such partnerships may not be successful, or we may not be able to do so in a timely manner to fulfill our backlog orders. While we obtain components from multiple sources whenever possible, some of the components used in our products are currently selected to be purchased from a single source to improve cost-efficiency or due to regulatory constraints. Disruption in the supply of components, whether or not from a single-source supplier, could temporarily disrupt commercial production of our products. We also outsource certain manufacturing activities to third party contract manufacturers. We may experience operational difficulties with our contract manufacturers, including reductions in the availability of production capacity, failure to comply with product specifications, insufficient quality control, failure to meet production deadlines, increases in manufacturing costs and longer lead time.

Any of the foregoing could result in our failure to make timely deliveries to our customers. Such failure would materially and adversely affect our business, results of operations, financial condition and prospects.

We may have significant customer concentration, and the loss of one or more key customers contracts could materially harm our business.

Our revenue and order backlog may be concentrated among a limited number of customers, commercial partners, or government entities that have contracted for drone delivery services or logistics infrastructure. The drone delivery market is at an early stage of commercialization, and a significant portion of our near-term revenue is likely to depend on a small number of anchor customers or pilot program agreements. If any such customer were to reduce delivery volumes, terminate its relationship with us, decline to renew a contract, shift to a competing drone delivery provider, or revert to conventional ground-based logistics, our revenues could decline materially and abruptly.

Government customers and publicly funded programs, which may represent a meaningful share of our early revenue, are subject to budgetary constraints, changes in procurement priorities, and shifts in policy toward drone delivery that are outside our control and that could result in the reduction, modification, or cancellation of contracts with limited notice. Commercial customers in the healthcare, retail, and logistics sectors, which are among the primary target markets for drone delivery, may also face industry-specific pressures that affect their willingness or ability to maintain or expand drone delivery programs.

Our reliance on a small number of customers also limits our negotiating leverage and may result in pricing pressure, route exclusivity demands, or service level commitments that increase our operating costs and constrain our network flexibility. Any loss of, or material reduction in business from, a key customer could materially and adversely affect our business, financial condition, and results of operations.

We may not be successful in competing in the drone delivery industry.

We operate in the drone delivery industry and in addition to competing with other drone delivery companies, we compete with traditional industry players providing on-demand delivery through road-based solutions. Many of our current and potential competitors have significantly greater financial, technical, manufacturing, marketing and other resources than we do and may be able to devote greater resources to the design, development, manufacturing, distribution, promotion, sale and support of their products.

We expect competition in our industry to intensify in the future in light of increased demand for cost-efficient on-demand and instant delivery. Factors affecting competition include, among others, ability to innovate, development speed, product quality, reliability, safety and features, pricing and customer service. Increased competition may lead to lower product unit sales and increased inventory, which may result in downward price pressure and adversely affect our business, financial condition, operating results and prospects.

Our ability to successfully compete in our industry will be fundamental to our future success in existing and new markets and will affect our market share. If our competitors introduce products or services that are superior in quality or performance and/or lower in price compared with our offerings, we may lose existing customers or be unable to attract new customers at prices that would allow us to generate attractive rates of return on our investment, if at all.

An accident involving a drone delivery system provided by us or another manufacturer could harm the drone delivery industry.

An accident involving a drone delivery system provided by us or another manufacturer could cause regulatory agencies around the world to tighten restrictions on the use of drone delivery systems, particularly over-populated areas, and could cause the public to lose confidence in our products and drone delivery systems generally. There are risks associated with autopilot, flight control, communications and other advanced technologies, and, from time to time, there have been accidents associated with these technologies. The safety of certain cutting-edge technologies depends in part on user interaction, and users may not be accustomed to using such technologies. We could face unfavorable and tightened regulatory control and intervention on the use of drone delivery systems and be subject to liability and government scrutiny to the extent accidents associated with our systems occur. Should a high-profile accident occur resulting in substantial casualty or damages, either involving our products or products offered by other companies, public confidence in and regulatory attitudes toward drone delivery could deteriorate. Any of the foregoing could materially and adversely affect our results of operations, financial condition and growth prospects.

We are subject to extensive laws and regulations relating to various aspects of our business, including licensing by the U.S. Federal Aviation Administration. There can be no assurance that the necessary approvals and licenses will be granted on a timely basis, if at all, which could significantly delay or prevent the commercialization of our products.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to the design, manufacture, operations, and marketing of drone delivery solutions; employment and labor; tax; data security of the operational and information technology we use; health and safety; and zoning and environmental issues. Laws and regulations at the foreign, federal, state and local levels may change and may be interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We cannot guarantee that our measures to monitor these developments and the time and resources we spend to comply with these laws, regulations and guidelines will be satisfactory to regulators or other third parties, such as our customers, who may also be subject to extensive governmental regulation.

We may need to expend substantial efforts to comply with any new and evolving laws and regulations applicable to our business, which may result in increased general and administrative expenses and a diversion of management time and attention. Moreover, changes in laws, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition, and lead to regulatory delays that could impact our ability to obtain licenses, certificates, authorizations, permits, and other types of regulatory approvals. Similarly, changes in the priorities, mandates and funding levels of the governmental entities with which we interact could impact our relationships with such entities; reduce the number of staff available to review and issue the requisite regulatory approvals, permits and licenses; influence the public’s perception of our company and our industry; and influence decisions by clients, governmental agencies or other industry participants with whom we do business. Any such change thus carries the possibility of reducing demand for our services or increasing our costs of operations, which could have a negative impact on our financial position, results of operations or cash flows, but we cannot reasonably or reliably estimate whether such changes will occur, when they will occur or if they will impact us.

If we fail to comply with the laws applicable to our business and operations, we may be subject to civil and criminal penalties or private lawsuits, or the suspension or revocation of regulatory approvals, which would prevent us from operating our business. Regulatory approval processes may be subject to change, can be technically challenging to address, may result in the imposition of conditions that impact the financial viability of our facilities, and may also provide opportunities for third parties to lodge objections or file petitions against the licensing of our facilities. Failure to comply with these laws, obtain the required regulatory approvals, or receive exemptions from such regulations, as needed, could result in regulatory enforcement, violations, fines, penalties, or the inability to operate our commercial deployments. Any delays in regulatory approvals could also adversely affect our ability to meet commercialization timelines and thereby affect our financial performance and future growth objectives.

We must also comply with extensive government laws and regulations related to, among other things, health, safety and the environment. We may be unable to meet the compliance standards of such laws and regulations, and our inability to do so may cause us to lose prospective business and adversely affect our financial condition and results of operations. Further, environmental, health and safety laws change frequently, and we may not be able to anticipate such changes or the impact of such changes. There is no assurance that we can avoid significant costs, liabilities and penalties imposed as a result of such governmental regulation in the future.

Our business could be subject to stringent U.S. export control laws and regulations as well. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to comply with or secure timely U.S. government authorizations under these laws and regulations could harm us and our ability to expand and thereby affect our business prospects, financial condition, results of operations and cash flows. Moreover, the inability to secure and maintain required export licenses or authorizations could negatively impact our ability to compete successfully or market our technology outside the United States. Similarly, if export control laws and regulations prevent us from sharing certain export controlled information with suppliers we intend to partner with to operate our business or develop and produce our products, we may not be able to work with our preferred suppliers, which may impact our finances, business plans, and the competitiveness of our offerings. Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts or limitations on our ability to enter into contracts with the U.S. government. Any changes in export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our market size.

We are an early-stage company with a history of financial losses, and we expect to continue to incur financial losses for the foreseeable future. We cannot assure you that we can or will be able to operate profitably.

We are an early-stage company formed in 2011. We face all the risks commonly encountered by newer companies, as well as risks related to the nature of the emerging drone logistics industry, and we may experience unforeseen expenses, difficulties, complications, delays and effects caused by other known and unknown factors.

We have not been profitable to date, and we expect to incur operating losses for the near future. During the fiscal year ended September 30, 2025 and six months ended March 31, 2026, we incurred net losses of $31.0 million and $7.2 million, respectively, on a consolidated basis. There can be no assurance that we will not continue to incur net losses in the future. We may not succeed in expanding our customer base, and market acceptance of our technology and products may never occur. Even if we are successful in generating a broader customer base or promoting market acceptance of our offerings, we may never generate revenue that is significant enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress our value and could impair our ability to raise capital, expand our business, diversify our product offerings, or even continue our operations.

If we fail to manage our growth effectively, we may be unable to execute our business plan, which could harm our business prospects, financial condition, results of operations and cash flows.

We intend to invest significantly in order to expand our business from an early-stage company to a company capable of supporting large-scale commercial activities. Any failure to manage our growth effectively could harm our business, prospects, financial condition, and operating results. We expect our expansion to include:

●	launching commercialization of our products and services;

●	forecasting production and revenue;

●	completing the testing, licensing and production of our products and services;

●	developing the supply chain necessary to supply components for our products and services;

●	entering into relationships with multiple government entities and strategic partners to expand our customer base and facilitate market adoption of our products and services;

●	controlling expenses and investments in anticipation of expanded operations;

●	carrying out acquisitions and entering into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships;

●	conducting demonstrations;

●	hiring and training new personnel; and

●	expanding and enhancing administrative infrastructure, systems, and processes.

If our operations continue to grow, of which there can be no assurance, we will need to continue to expand our sales and marketing, research and development, commercial strategy, permitting and licensing, products and services, manufacturing, supply and operations functions. These efforts will require us to invest significant financial and other resources. There is no guarantee that we will be able to scale our business as currently planned or within the planned timeframe. The continued expansion of our business may in the future require additional operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for such facilities if needed.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, delays in production, challenges in scaling-up operations, and difficulty sourcing adequate production materials. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs could result in decreased margins, which could harm our business, financial condition, and results of operations.

Our future revenue plans rely on partnerships with strategic and government entities. There can be no assurance that we will be successful in entering into such needed partnerships.

Our largest stream of projected revenue comes from maximizing adoption of our drone delivery products and services. We may be unable to maximize utilization due to a variety of reasons, including, inability to timely enter into desirable strategic partnerships and failure to obtain necessary regulatory approvals and permits. Our services are new solutions in the delivery industry and as such, represent an unproven model. If we are unable to realize these sales, our business model and go-to-market strategy will be jeopardized.

We depend on third-party FAA Part 135 operating partners to conduct commercial flight operations in the United States, and the loss or unreliability of these partners could materially harm our business.

Our commercial strategy in the United States relies on FAA Part 135-certificated operators – including UPS Flight Forward and Ameriflight – to conduct commercial drone delivery flights using our M2 platform. We do not currently hold our own Part 135 certificate in the United States, and certain customer programs are served by a single operator. Our ability to deliver revenue from our DaaS model, and to scale commercial operations in the United States more broadly, depends on the continued availability, performance and economic terms of these partners.

A partner may experience operational, financial, regulatory or safety issues that limit its ability to operate our platform, including suspension or revocation of its Part 135 certificate. A partner may elect to reduce or terminate operations using our systems, to prioritize competing platforms, or to be acquired by or aligned with a competitor. Commercial terms, including operator margins, revenue share and minimum commitments, may become less favorable to us or make our DaaS offering uneconomic. A partner may also fail to achieve targeted utilization, on-time performance or service-level metrics, harming our customer relationships and reputation. The loss or material underperformance of any single operator, or our inability to identify and onboard additional qualified operators on acceptable terms, could disrupt or terminate customer programs, delay new program launches, require us to expend significant resources to transition operations or to develop our own operating capability, and result in lost or delayed revenue. Any of the foregoing could materially and adversely affect our business, prospects, financial condition and results of operations.

Our drone delivery operations depend on obtaining regulatory approvals for beyond visual line of sight operations and integration into low-altitude airspace management frameworks that are still being developed.

The commercial viability of our drone delivery systems depends on our ability to conduct routine delivery operations BVLOS, at scale in urban and suburban environments. BVLOS operations currently require case-by-case FAA waivers or exemptions and there is no assurance that we or our partners will obtain such approvals for our target delivery corridors on a timely basis, on acceptable terms, or at all.

In addition, the FAA’s UAS Traffic Management (“UTM”), framework, which is intended to manage low-altitude drone traffic and enable scalable BVLOS operations, remains under development. The rules, technical standards, and operational requirements that ultimately emerge from this framework may impose certification burdens, equipage mandates, or operational constraints that require significant modification to our delivery systems or ground infrastructure.

Delays in the development or implementation of UTM frameworks or BVLOS regulatory pathways could prevent us from operating in the delivery areas and service frequencies required to achieve commercial viability and meet the commitments we have made to customers and strategic partners. State, county, and municipal governments may also impose restrictions on low-altitude drone operations over populated areas, noise-sensitive zones, or critical infrastructure, creating a fragmented regulatory environment that increases compliance costs and limits the geographic scope of our delivery network. Any failure to obtain or maintain the regulatory approvals necessary for scalable BVLOS drone delivery operations could materially and adversely affect our business, financial condition, and results of operations.

Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

We have limited experience commercializing our products and services. Our projected financial and operating information reflect estimates of future performance and is based on multiple financial, technical, and operational assumptions, including the level of demand for our products and services, cost of manufacturing, cost of components and availability of adequate supply, the nature and length of the sales cycle, and the costs of maintaining and operating our network. However, given our limited commercial experience and the fact that many of the factors on which these assumptions are based are outside of our control, it is possible that many of these assumptions will prove incorrect. The projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Whether actual operating and financial results and business developments will be consistent with our expectations and assumptions as reflected in our forecast depends on a number of other factors, many of which are outside our control, including, but not limited to:

●	whether we can obtain sufficient capital to sustain and grow our business;

●	our ability to manage our growth;

●	the contractual terms of our agreements with strategic partners and customers;

●	whether we can manage relationships with key suppliers and partners;

●	the timing and costs of the required marketing and promotional efforts;

●	competition, including from future competitors;

●	our ability to retain existing key management, to attract additional leaders as needed, to attract, retain and motivate qualified personnel;

●	the overall strength and stability of domestic and international economies;

●	regulatory, legislative, and political changes; and

●	customer requirements and preferences.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could cause us to fail to meet our operating and financial projections and could harm our business, prospects, financial condition and operating results.

We have limited experience commercializing our products at a large scale and may not be able to do so efficiently or effectively.

We have limited experience commercializing our products and services at a large scale and may not be able to do so efficiently or effectively. A key element of our long-term business strategy is the success of our product and service offerings in facilitating adoption of our solutions, continued testing of our technologies, engagement with key stakeholders and collaboration with leaders in the drone delivery industry. Commercialization of our operations will also require growth in sales, marketing, training, customer relations and maintenance and servicing operations, including hiring select personnel with the necessary experience and expertise. Managing and maintaining these operations is expensive and time consuming, and an inability to leverage such an organization effectively or at all could inhibit potential sales or subscriptions and the penetration and adoption of our products into new markets. In addition, certain decisions we make regarding staffing in these areas in our efforts to maintain an adequate spending level could have unintended negative effects on our revenues, such as by weakening the sales, marketing and maintenance and servicing infrastructures or lowering the quality of customer service.

Our business is substantially dependent on a small number of key personnel, and the loss of any such personnel could adversely affect our operations.

We are an early-stage company with a small management team and a concentrated base of technical expertise. Our success depends in large part on the continued contributions of our executive officers, key engineers, and other technical personnel who have specialized knowledge of our drone delivery systems, autonomous flight software, logistics network design, and regulatory strategy specific to the drone delivery industry. The loss of any of these individuals, whether due to resignation, illness, retirement, or competition from other employers, could significantly disrupt our operations, delay our product development and commercialization timelines, and impair our ability to execute our business plan.

Competition for qualified personnel with experience in drone delivery, logistics technology, and autonomous systems is intense, and we may not be able to attract or retain the personnel we need on acceptable terms, or at all. Additionally, certain institutional knowledge regarding our delivery network architecture, customer relationships, and regulatory approvals resides with a limited number of individuals, and the departure of any such person could result in the loss of capabilities that would be difficult and time-consuming to replace. Any failure to retain or attract key personnel could materially and adversely affect our business, financial condition, and results of operations.

If we cannot protect, maintain and, if necessary, enforce our intellectual property rights, our ability to develop and commercialize products will be adversely impacted.

Our success, in large part, depends on our ability to protect and maintain the proprietary nature of our technology. We rely upon a combination of the intellectual property protections afforded by patents, trademarks/service marks and trade secret laws in the United States and other jurisdictions, as well as commercial agreements, such as confidentiality agreements, assignment agreements, and license agreements to establish, maintain and enforce rights associated with our proprietary technologies. Our success depends in part on our ability to obtain and enforce patent protection for such solutions and technologies, but our patent applications may not result in issued patents, given the complexity of questions around patentability and the large number of patents and patent applications in related fields. Failure to obtain additional patent protection in connection with currently pending or future patent applications may impair our ability to prevent others from commercially exploiting products similar to ours.

Further, our existing issued patents may be contested, challenged, circumvented, invalidated or limited in scope in the future. The rights granted under our issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement as compared to the United States. In addition, the claims of our existing patents and any patents that issue from our currently pending or any future patent applications may be narrowed in scope during prosecution, challenged as invalid, or may simply not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours (for example, if competitors can “design around” our patents). We cannot assure you that our means of protecting our proprietary rights will suffice in affording the desired protection.

We also rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop our business and competitive position. We may not be able to prevent the unauthorized disclosure or use of our trade secrets, know-how or information that we consider to be confidential by our contractual counterparties, despite our efforts. If any of the suppliers, subcontractors, venture partners, employees or consultants, or other third parties with whom we do business or otherwise collaborate breach or violate the terms of any of our agreements, we may not have adequate remedies for any such breach or violation, and we could lose the protections afforded by our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets is expensive and time consuming, and the outcome is unpredictable. Courts outside the United States are sometimes less willing to protect trade secrets. Additionally, our trade secrets could become known or be independently discovered by potential or existing competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those with whom they communicate, from using that technology or information to compete with us.

We do not have worldwide patent rights for our proprietary technologies because worldwide patent or “international patent rights” currently do not exist. We also do not have worldwide trademark protection for our brand for similar reasons. Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.

Companies, organizations or individuals, including any existing and potential competitors, may hold or obtain patents, trademarks/service marks or other intellectual property rights that would prevent, limit or interfere with our ability to develop our intellectual property and make, use, develop, import, offer or sell our products and services and related equipment, which could make it more difficult for us to operate our company. From time to time, we may receive inquiries from holders of patents or trademarks/service marks inquiring whether we are infringing their proprietary rights. Companies, organizations or individuals, including any existing and future competitors, may also seek court declarations that they do not infringe our intellectual property rights. Companies holding patents or other intellectual property rights similar to our technology may bring proceedings alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if it is determined that we have infringed a third party’s intellectual property rights, we may be required to do, among other things, one or more of the following:

●	cease making, using, offering to sell, selling or importing our products and services that incorporate the challenged intellectual property;

●	pay substantial damages;

●	pay for and obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or

●	redesign part or all of our technology.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results, and financial condition could be harmed. In addition, any litigation, or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s focus and attention.

We also license the patents and intellectual property of third parties and anticipate continuing to do so in the future, and we may face claims that the use of this intellectual property infringes the rights of other third parties. Our rights to indemnification or damages under our license contracts may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation and other factors.

Additionally, our confidentiality and intellectual property assignment agreements with our employees, consultants and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive intellectual property. Those agreements may not be honored and obligations to assign intellectual property may be challenged or breached. Moreover, there may be some circumstances where we are unable to negotiate for such ownership rights or where others misappropriate those rights.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could harm our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

The benefits to customers of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way.

The benefits our products and services offer could be supplanted by other drone technologies or mobility solutions or potential competitors’ products that address the need in a more effective way. The development of any alternative technology that can compete with or supplant our products and services may harm our business, prospects, financial condition and operating results, including in ways we do not currently anticipate. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and result in the loss of competitiveness of our product offerings, decreased revenue and a loss of actual or projected market share.

Our auditor has issued a “going concern” opinion.

Our auditor included an explanatory paragraph in its report on our financial statements for the fiscal year ended September 30, 2025 regarding substantial doubt about our ability to continue as a going concern. During fiscal 2025, we sustained a net loss of $31.0 million and, as of September 30, 2025, we had an accumulated deficit of $130.6 million. For the six months ended March 31, 2026, we incurred a net loss of $7.2 million and, as of such date, we had an accumulated deficit of $137.8 million. Based on recurring losses from operations incurred since inception and the expectation of continued operating losses for at least the near term, there can be no assurance that our existing cash, together with the net proceeds from the Private Placement, will be sufficient to fund our operations for the next twelve months. These factors raise substantial doubt about our ability to continue as a going concern. Our future capital requirements will depend on many factors, the timing and extent of spending to support development efforts, the expansion of commercial operations and market adoption of our platforms. We are actively evaluating potential financing sources available to us, but there can be no assurance that financing will be available on terms acceptable to us, on a timely basis, or at all. If we fail to raise additional capital or generate sufficient operating cash flows, our financial condition and ability to execute our business plan could be materially adversely affected. In addition, to the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interests of our stockholders may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders.

Our auditor identified a material weakness in our internal control over financial reporting.

In connection with the preparation of our financial statements for the year ended September 30, 2025, our auditor identified a material weakness in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. We do not currently have a comprehensive and formalized accounting and financial reporting policies and procedures manual. Additionally, our controls are generally overseen by a limited number of personnel leading to a lack of segregation of duties. This material weakness could result in a misstatement of substantially all of our accounts or disclosures that would result in a material misstatement of our annual or interim financial statements that would not be prevented or detected.

The measures we have taken to date, and are continuing to design and implement, may not be sufficient to remediate the material weakness we have identified or avoid potential future material weaknesses. If the steps we take do not correct this material weakness in a timely manner, we will be unable to conclude that we maintain effective internal control over financial reporting. Accordingly, there could continue to be a reasonable possibility that a material misstatement of our financial statements would not be prevented or detected on a timely basis.

Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or contain terms unfavorable to us or our investors. Moreover, there can be no assurance that such capital will be available to us on a timely basis, if at all.

We will require significant capital to operate our business and fund our capital expenditures for the next several years. The level and timing of future expenditures will depend on a number of factors, many of which are outside our control. We expect that we will need to raise additional capital to fund our business, including to finance ongoing research and development costs, manufacturing, any significant unplanned or accelerated expenses, and new strategic alliances or acquisitions. The fact that we have limited experience commercializing our products and services on a large scale, means we have limited historical data on the demand for our products and services. In addition, we expect that our level of capital expenditures will be significantly affected by customer demand for our proprietary technology. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may need to seek equity or debt financing to finance all or a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all, or that such funds, if raised, would be sufficient.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms, and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct business as projected, both of which could mean that we would be forced to curtail or discontinue our operations. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or incur indebtedness. Even if we complete such financings, they may result in dilution to our existing investors and include additional rights or terms that may be unfavorable to our existing shareholders. These circumstances could harm our financial results and impair our ability to achieve our business objectives. Additionally, we may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions (including terms that require us to maintain specified liquidity or other ratios) that would otherwise be in the best interests of our shareholders. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. If we cannot raise additional funds when we need or want them, we may be forced to curtail or abandon our growth plans, which could adversely impact us, our business, development, financial condition, operating results or prospects.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by domestic and international financial institutions or transactional counterparties, could adversely affect our business, financial condition, and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect domestic and international financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. Investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, or result in breaches of our financial and/or contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could harm our liquidity and our current and/or projected business operations and financial condition and results of operations.

Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and harm on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying candidates for acquisitions, strategic partnerships and joint ventures. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful or otherwise generate the financial results we expect, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. Further, depending on market conditions, investor perceptions of us and other factors, we might not be able to obtain financing on acceptable terms, or at all, to implement any such transaction. Any acquisition, partnership, or joint venture we make may harm our business, financial condition, and results of operations.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and manufacturing our products and services, conducting research and development, and building our brand and partnerships. We have incurred and expect to continue incurring significant expenses which will impact our profitability, including research and development expenses, procurement costs, business development, operation expenses, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company. Our ability to become profitable in the future will not only depend on our ability to continue the development of our products and services to meet projected performance metrics and regulatory requirements and to achieve market acceptance of our technology, but also to sell our products and services at prices needed to achieve our expected margins and control our costs. If we are unable to efficiently design, develop, manufacture, market, deploy, distribute and operate our technology in a cost-effective manner, our margins, profitability and prospects would be harmed.

Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

We maintain various information technology systems and procedures to protect our trade secrets, technical know-how, and other unpatented proprietary information relating to our product development and operating activities, and to restrict unauthorized access to the dissemination of our proprietary information. However, internal and external data security threats cannot be mitigated entirely. For example, current, departing or former employees or third parties could attempt to improperly use or access our computer systems and networks to copy, obtain or misappropriate our proprietary information or otherwise interrupt our business. Additionally, members of our management team work remotely, which could have the effect of increasing the likelihood of cybersecurity breaches. Like others, we are also subject to significant system or network disruptions from numerous causes, including computer viruses and other cyber-attacks, facility access issues, new system implementations, and energy blackouts.

Security breaches, computer malware, phishing, spoofing, and other cyber-attacks have become more prevalent and sophisticated in recent years. While we defend against these threats daily, we do not believe that such attacks have caused us any material damage to date. Because the techniques used by computer hackers and others to access or sabotage networks constantly evolve and generally are not recognized until launched against a target, we may be unable to anticipate, counter or ameliorate all these techniques. As a result, our and our customers’ proprietary information may be misappropriated, and we cannot predict the impact of any future incident. Any loss of such information could harm our competitive position, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident, and divert management and other resources. We routinely implement improvements to our network security safeguards, and we believe that we devote appropriate resources to the security of our information technology systems. However, we cannot assure you that our efforts will be sufficient to prevent or limit the damage from any future cyber-attack or network disruptions.

The costs related to cyber-attacks or other security threats or computer systems disruptions typically would not be fully insured or indemnified by others. As a result, the occurrence of any of the events described above could result in the loss of competitive advantages derived from our intellectual property. Moreover, these events may result in the diversion of the attention of management and critical information technology and other resources, or otherwise adversely affect our internal operations and reputation or degrade our financial results and stock price.

A cybersecurity incident affecting our drones, ground infrastructure or software platform could disrupt flight operations, compromise safety and harm our reputation.

Our drone delivery platform is a highly interconnected, software-defined system that depends on digital infrastructure, wireless communications, and third-party services. As a result, our platform is subject to a broad range of cybersecurity risks, including ransomware, intrusions targeting our cloud infrastructure, supply chain attacks affecting hardware or third-party software, spoofing or jamming of GPS or command-and-control links, attempts to gain unauthorized control of an aircraft in flight, and exploitation of vulnerabilities in our autonomy or fleet management software.

The techniques used to attack connected systems are continually evolving and may be carried out by sophisticated actors, including nation-state actors, criminal organizations and insiders. Despite our investments in secure software development, monitoring, access controls and incident response, we cannot guarantee that our measures will prevent or detect all attacks. A successful cyber-attack could cause loss of command or control of aircraft in flight, trigger flight termination or emergency landing events, result in injury to persons or damage to property, compromise the integrity of payloads, expose customer or personal data, and disrupt or suspend commercial operations while remediation is completed. A cybersecurity incident could also result in regulatory consequences, including investigations, enforcement actions or the modification, suspension or revocation of our FAA Type Certificate, Production Certificate, Part 145 Repair Station Certificate or related international authorizations, as well as actions under the General Data Protection Regulation, the California Consumer Privacy Act and similar laws. Any real or perceived cybersecurity weakness in our platform, or any high-profile cyber incident involving drones or autonomous systems more generally, could damage public confidence in drone delivery and harm our reputation. Any of the foregoing could materially and adversely affect our business, prospects, financial condition and results of operations.

Current and future geopolitical and macroeconomic events outside of our control, including changes in interest rates, levels of inflation and foreign currency exchange rates, could adversely impact our business, results of operations, cash flows, financial condition and liquidity.

We face risks related to geopolitical events, international hostility, epidemics, outbreaks and other macroeconomic events that are outside of our control. The occurrence of certain geopolitical events, including those arising from terrorist activity, international hostility, public health crises and the economic impact of global trade tensions, could significantly disrupt our business and operational plans and adversely affect our results of operations, cash flows, financial condition and liquidity. For instance, the ongoing conflicts in the Middle East and between Russia and Ukraine have and may continue to cause geopolitical instability and adverse effects on the global economy, supply chains and specific markets and industries. Although we are not able to enumerate all potential risks to our business resulting from these and other similar events, we believe that such risks include, but are not limited to, the following:

●	disruption to our supply chain for materials essential to our business, including restrictions on importing and exporting products;

●	customers, suppliers and other third parties asserting that their non-performance under our contracts with them is permitted as a result of force majeure or other reasons;

●	cybersecurity attacks, particularly as digital technologies may become more vulnerable and experience a higher rate of cyberattacks in the current environment of remote connectivity;

●	any reductions of our workforce to adjust to market conditions, including severance payments, retention issues and possible inability to hire employees when market conditions improve;

●	logistical challenges, including those resulting from border closures and travel restrictions, as well as the possibility that our ability to achieve commercialization of our operations may be interrupted, limited or curtailed;

●	economic, political and regulatory conditions domestically and internationally, including imposition of tariffs or other tax incentives or disincentives; and

●	effects of sanctions and other penalties imposed on foreign countries by the U.S., the European Union and other countries.

We cannot reasonably estimate the period of time that these conditions will persist; the full extent of the impact they will have on our business, results of operations, cash flows, financial condition and liquidity; or the pace or extent of any subsequent recovery.

Uncertain global macroeconomic and political conditions could harm our business prospects, financial condition, results of operations, and cash flows.

Our results of operations could be materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, fluctuations in interest rates, fluctuations in exchange rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions.

Our business model is dependent on government entities and companies around the world adopting and entering into contracts for the implementation for our technologies and services. Adverse national and international economic conditions may reduce the future availability of funding counterparties have to spend on our services, which would negatively impact our revenues and our ability to commercialize our operations. Such conditions could also make it difficult or impossible for us to secure financing on acceptable terms or at all, and could materially increase the cost of our operations. Our cost estimates and assumptions are also sensitive to macroeconomic factors, and their accuracy could likely be impacted by unanticipated changes in such factors. It is not possible to accurately predict all of the potential adverse impacts, if any, of current and future economic conditions on its financial condition, operating results and cash flow; however, any of these macroeconomic conditions could negatively impact our strategic partners, suppliers, customers and the industry as a whole, which could harm our business, financial condition, and results of operations.

Our ability to rely on global supply chains for source components and/or raw materials may be impacted by tariffs, trade disputes, or other changes in trade policy or trade regulation.

We plan to rely on global supply chains to source components and materials essential for our business. The imposition of new or increased tariffs, trade restrictions, or other changes in trade policy by the United States or other countries could increase our costs of materials and components, require us to find additional or alternative suppliers, or force adjustments to our pricing structure and capital budget. These changes could reduce our profit margins, may impact our licenses or may require additional regulatory approval, or could otherwise disrupt our business operations. In particular, recent global trade tensions and policy shifts have created an unpredictable environment for businesses operating across international borders. Changes in trade agreements, sanctions, export controls, and customs regulations may limit our ability to source materials from certain countries or entities, potentially forcing rapid and costly adjustments to our supply chain. Trade policies can change with limited notice, making long-term planning difficult and increasing operational costs. Any significant disruption to our supply chain resulting from tariffs or trade policy changes could harm our business, financial condition, and ability to meet projected deadlines and milestones.

Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

The operations and properties of our customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, noise pollutions, hazardous materials handling and disposal, waste management, electromagnetic interference, land use and occupational health and safety. We must design and operate our products and services and comply with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or result in significant restrictions on their operations, and the failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and adversely impact the market for our products, which could harm our business, financial condition and results of operations.

Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

We may, from time to time, be a party to various litigation claims and legal proceedings. We will evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses. Claims made or threatened by our suppliers, customers, competitors, or current or former employees could adversely affect our relationships, damage our reputation or otherwise adversely affect our business, financial condition, or results of operations. The costs associated with defending legal claims and paying damages could be substantial. Our reputation could also be adversely affected by such claims, whether or not successful.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business, prospects, financial condition and operating results.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, business partners, third-party intermediaries, representatives, and agents from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to government officials, political candidates, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage. The FCPA and other applicable laws and regulations also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, there can be no assurance that all of our employees, business partners, third-party intermediaries, representatives and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any violations of the laws and regulations described above may result in whistleblower complaints, adverse media coverage, investigations, substantial civil and criminal fines and penalties, damages, settlements, prosecution, enforcement actions, imprisonment, the loss of export or import privileges, suspension or debarment from government contracts, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences, any of which could adversely affect our business, prospects, financial condition and operating results. In addition, responding to any investigation or action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Being a public company can be administratively burdensome and will significantly increase our legal and financial compliance costs.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, the listing requirements of any national securities exchange or other exchange and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will significantly increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Among other things, we are required to:

●	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	maintain policies relating to disclosure controls and procedures;

●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

●	institute a more comprehensive compliance function, including with respect to corporate governance; and

●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations will require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of our board of directors and management. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors.

Our management as a group has limited experience operating a publicly traded company.

Our management team has a high degree of drone systems product development and operational expertise, but limited experience operating a publicly traded company subject to significant regulatory oversight and reporting obligations under U.S. securities laws. Their limited experience in dealing with the increasingly complex laws applicable to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. Any failure by us to effectively and efficiently meet our obligations as a publicly traded company could harm our business, prospects, financial condition and operating results and/or result in legal liability or other negative consequences.

Risks Related to Ownership of Our Common Stock

The shares of common stock issued in the Merger and the Private Placement are “restricted securities” and, as such, may not be sold except in limited circumstances. If we are unable to register such securities in a timely manner, then the ability to re-sell shares of our common stock so issued will be delayed.

The offer and sale of the shares of common stock issued in the Merger and the Private Placement have not been registered under the Securities Act or registered or qualified under any state securities laws in reliance on exemptions contained in and under those laws. Accordingly, such shares of common stock are “restricted securities” as defined in Rule 144 promulgated under the Securities Act and must, therefore, be held indefinitely unless their offer and sale is registered under applicable federal and state securities laws, or an exemption is available from the registration requirements of those laws, including the exemptions provided by Rule 144. The book-entry accounts representing the shares of common stock issued in the Merger and the Private Placement reflect their restricted status.

We have agreed, at our expense, to prepare and file with the SEC a registration statement to register the resale of the shares of common stock issued in the Merger and the Private Placement; the shares of our common stock issuable upon exercise of the Placement Agent Warrants; the Retained Pre-Merger Shares; and the Advisor Shares. There are many reasons, including some over which we have little or no control, which could keep the registration statement from being declared effective by the SEC, including delays resulting from the SEC review process and comments raised by the SEC during that process. The shares of common stock covered by such registration statement will not be eligible for resale until the registration statement is effective or an exemption from registration, such as Rule 144, becomes available. In addition, Rule 144 under the Securities Act, which permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for six months, will not immediately apply to our common stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. We believe this requirement to file Form 10 information has been satisfied by the filing of this Current Report. If the registration statement is not filed within 45 days of the filing of this Current Report, then we may be subject to certain liquidated damages pursuant to the registration rights agreement we entered into with certain holders of shares of our common stock issued in connection with the Private Placement. See “Registration Rights Agreement” above for more information.

There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.

Our common stock is not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market. Accordingly, our common stock is highly illiquid and you will likely experience difficulty in re-selling such shares at times and prices that you may desire.

Our common stock may not be eligible for listing or quotation on any securities exchange or over-the-counter trading system.

We do not currently meet the initial quantitative listing standards of any national securities exchange or over-the-counter trading system. We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial listing standards, that we will be able to maintain any such listing. Further, the national securities exchanges are adopting so-called “seasoning” rules that will require that we meet certain requirements, including prescribed periods of time trading over-the-counter and minimum filings of periodic reports with the SEC, before we are eligible to apply for listing on such national securities exchanges. We intend to contact an authorized market maker for an over-the-counter quotation system for sponsorship of our common stock, but we cannot guarantee that such sponsorship will be approved and our common stock listed and quoted for sale. Even if our common stock is quoted for sale on an over-the-counter quotation system, buyers may be insufficient in numbers to allow for a robust market and it may prove impossible to sell your shares. In addition, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

The market price and trading volume of our common stock may be volatile and could decline significantly following the Merger.

The quotation systems, including the OTCQB, or stock exchanges, including Nasdaq, on which our common stock may be quoted or on which our common stock may be listed in the future have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our common stock following the Merger, the market price of our common stock may be volatile and could decline significantly. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the market price of our common stock as of the date of the consummation of the Merger. We cannot assure you that the market price of common stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risks facing our company;

●	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;

●	additions and departures of key personnel;

●	failure to comply with the requirements of the OTCQB market, or following our potential up listing on Nasdaq;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our common stock;

●	publication of research reports about us, or our industry;

●	the performance and market valuations of other similar companies;

●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

●	speculation in the press or investment community;

●	actual, potential or perceived control, accounting or reporting problems; and

●	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could harm our business.

The designation of our common stock as “penny stock” would limit the liquidity of our common stock.

Our common stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act) in any market that may develop in the future. Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stock in start-up companies is among the riskiest equity investments. Broker-dealers who sell penny stock must provide purchasers with a standardized risk-disclosure document prepared by the SEC. The document provides information about penny stock and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. If our common stock is deemed “penny stock,” because of penny stock rules, there may be less trading activity in any market that develops for our common stock in the future and stockholders are likely to have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

The Financial Industry Regulatory Authority (“FINRA”), has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

We became a public reporting company through a “reverse merger” and not by conducting an underwritten initial public offering of our common stock. Because we will not initially be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of us. Investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our Company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. In addition, securities analysts of major brokerage firms may not provide coverage of our capital stock or business. We cannot assure you that brokerage firms will want to provide analyst coverage of our capital stock or business in the future. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

As a result of the consummation of the Merger, we are now obligated to develop and maintain proper and effective internal control over financial reporting. If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. In addition, the presence of material weaknesses increases the risk of material misstatement of the consolidated financial statements.

Following the consummation of the Merger, we became a public company and are required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting on our annual report on Form 10-K. Effective internal control over financial reporting is necessary for reliable financial reports and, together with adequate disclosure controls and procedures, such internal controls are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which could have a negative effect on the trading price of our common stock.

The report by management will need to include disclosure of any material weaknesses identified in internal control over financial reporting. However, for as long as we are an “emerging growth company” under the JOBS Act following the consummation of the Merger, our independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and an independent assessment of the effectiveness of internal controls by our auditors could detect further problems that management’s assessment might not, and could result in the identification of material weaknesses that were not otherwise identified. Undetected material weaknesses in internal controls could lead to financial statement restatements and require us to incur the expense of remediation. We are required to disclose changes made in internal controls and procedures on a quarterly basis. To comply with the public company requirements, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are in the early stages of developing the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete its evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify material weaknesses in internal control over financial reporting, we will be unable to assert that internal control over financial reporting is effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of its internal control, including as a result of the material weaknesses described above, we could lose investor confidence in the accuracy and completeness of financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. In addition, if we are unable to continue to meet these requirements, we may not be able to remain quoted on any over-the-counter trading system, or following any potential listing, listed on any securities exchange.

A majority of the voting power of our common stock is consolidated among our executive officers and directors, which may prevent you or any new investors from influencing significant corporate decisions.

As of the Closing Date, our executive officers and principal stockholders own shares beneficially own approximately 23.9% of the voting power of our common stock. As a result, such stockholders may have the ability to control the outcome of matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger, other sale of our company or our assets or significant acquisitions. This concentration of voting control will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with your interests. Our stockholders are entitled to vote their shares in their own interests, which may not always be in the interests of our stockholders generally. The concentration of voting power held by our executive officers and directors may adversely affect the market price of our common stock.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

●	exemption from the requirement that our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.235 billion in annual revenues;

●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;

●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

●	the last day of the fiscal year ending after the fifth anniversary of the first sale of our common equity securities pursuant to an effective registration statement filed pursuant to the Securities Act.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock, to the extent that such a market develops, and the market price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our consolidated financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a “smaller reporting company” even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. Significant litigation costs could impact our ability to comply with certain financial covenants under our credit agreement. We are generally obliged, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on our financial position, results of operations and cash flows.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Our restated certificate of incorporation and our restated bylaws that became effective upon completion of the Merger contain provisions that could delay or prevent a change in control of our company. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

●	establish a classified board of directors so that not all members of our board are elected at one time;

●	permit only the board of directors to establish the number of directors and fill vacancies on the board;

●	provide that directors may only be removed “for cause” and only with the approval of a majority of our stockholders;

●	require majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;

●	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;

●	eliminate the ability of our stockholders to call special meetings of stockholders;

●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;

●	prohibit cumulative voting; and

●	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

In addition, our restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation, or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our restated certificate of incorporation provides that the federal district courts of the United States of America will, unless we consent in writing to an alternative forum, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (“Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

Our stock price and trading volume following our quotation on the OTCQB, if any, or following our potential listing on a securities exchange, if any, will be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few securities or industry analysts commence coverage of us, our stock price could be negatively affected. If securities or industry analysts downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited financial statements for the years ended September 30, 2024 and 2025 as well as the unaudited interim condensed financial statements for the six months ended March 31, 2025 and 2026 and the related notes thereto, included elsewhere in this Current Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this Current Report, including information with respect to our plans and strategy for our business, includes forward-looking statements involving risks and uncertainties as described under the heading “Forward-Looking Statements” elsewhere in this Current Report. You should review the section titled “Risk Factors” in this Current Report for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements and could otherwise affect our intended plans of operations.

Overview

We are an autonomous aerial logistics technology company. We design, develop and manufacture commercial drone delivery systems for urban and suburban environments, comprising an integrated platform of unmanned aircraft, ground infrastructure and cloud-based software that together enable highly automated, battery-powered package delivery. Our systems are expected to be operated on a DaaS basis by us directly or by third-party logistics operators certified and trained to operate our technology. Founded in 2011 and headquartered in Mountain View, California, we are a leading technology platform for drone delivery.

The Merger

On May 22, 2026, LAVC, Acquisition Sub and Legacy Matternet entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, on the Closing Date, Acquisition Sub merged with and into Legacy Matternet, with Legacy Matternet continuing as the surviving corporation. As a result of the Merger, Legacy Matternet became our wholly owned subsidiary and will continue its existing business operations. Additionally, we changed our name to Matternet, Inc. and will continue to be a public reporting company. At the Effective Time of the Merger, we issued 33,451,839 shares of our common stock to existing holders of Legacy Matternet common stock. LAVC’s existing stockholders continued to hold an aggregate of 2,700,000 Retained Pre-Merger Shares.

The Private Placement

Immediately following the Effective Time of the Merger, we sold 9,212,773 shares of our common stock at a purchase price of $3.00 per share in a private placement to certain accredited and institutional investors. In connection with the Private Placement, we also issued to the Placement Agents the Placement Agent Warrants to purchase an aggregate of 666,089 shares of common stock at an exercise price of $3.00 per share. Net of offering expenses, we received approximately $20.7 million in net proceeds from the Private Placement. We used $4.2 million of the net proceeds to immediately retire outstanding indebtedness under certain promissory notes as discussed below under “Indebtedness – 2025 Promissory Notes.” We expect to use the balance of the net proceeds for operating expenses, capital expenditures, working capital, and other general corporate purposes. These uses are expected to include the commercial deployment of our drone platform, expansion of our active drone fleet and related launch, landing, and operational infrastructure, geographic expansion into additional domestic and international markets, and increased headcount to support engineering, flight operations, regulatory compliance, and commercial partnerships. The proceeds will also support investments in software, autonomy, and systems required to scale delivery volumes over time.

The table below presents a fully-diluted capitalization table after giving effect to the Merger, the Private Placement, and adoption of the 2026 EIP and 2026 ESPP, and related transactions:

	Shares
Ownership	Number	Percentage
Legacy Matternet Stockholders	33,451,839	49.8
Private Placement Investors	9,212,773	13.7
Bridge Investors	2,499,998	3.7
Retained Pre-Merger Shares	2,700,000	4.0
Advisor Shares	104,166	0.2
Placement Agent Warrants	666,089	1.0
Legacy Matternet Warrants	381,797	0.6
Bridge Warrants	2,499,998	3.7
2026 EIP (reserved and unissued)	3,825,000	5.7
2026 ESPP (reserved and unissued)	675,000	1.0
2011 Plan (options outstanding)	11,166,364	16.6
Total shares outstanding and reserved for issuance	67,183,024	100.0

Accounting Considerations

The historical financial statements and related footnotes filed as Exhibits 99.1 and 99.2 to this Current Report include descriptions of Legacy Matternet’s previously outstanding common stock; however, in connection with the Merger, all shares of Legacy Matternet common stock were converted into shares of our common stock. See “Merger Agreement” and “The Private Placement” above for detailed information regarding the Transactions and the related conversion of the shares of Legacy Matternet’s common stock.

For financial reporting purposes, the Merger was treated as a recapitalization and reverse acquisition. Legacy Matternet is considered the acquiror for accounting purposes, meaning that the historical financial results of Legacy Matternet prior to the Merger are considered our historical financial results under applicable accounting principles. Thus, a discussion of the past financial results of LAVC is not pertinent.

Components of Results of Operations

Revenue

We generate revenue through the following principal streams:

●	Enterprise platform access. We provide customers access to our integrated drone platform and related operational infrastructure, including aircraft availability, cloud-based software access, tooling and spare parts, maintenance, support, training, and reporting services, while the customer performs delivery operations using our technology.

●	Delivery-as-a-Service (“DaaS”). We install, operate, and manage drone delivery networks on behalf of customers, including remote piloting, ground operations, system maintenance, cloud platform access, reporting, training, and operational support services.

Operating Expenses

General and Administrative Expenses

General and administrative expenses primarily consist of personnel compensation costs, including stock-based compensation for executive management and administrative functions, including finance and accounting, legal, and human resources, as well as general corporate expenses and general insurance.

Research and Development Expenses

Research and development (“R&D”) expenses primarily represent costs incurred to develop our technology. These costs consist of personnel compensation costs, including stock-based compensation, for employees in engineering, design and product development, and prototype materials (hardware and software) costs incurred during the product design process. Substantially all of our R&D expenses are related to developing new products and services, improving existing products and services, and developing product production processes. We expense all R&D costs in the periods in which they are incurred.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of compensation and related costs for personnel, including stock-based compensation, employee benefits, and associated travel costs. We expense sales and marketing expenses as incurred.

Other Income (Expense)

Other income (expense), net consists primarily of interest expense associated with our convertible notes and non-cash gains and losses resulting from changes in the fair value of our derivative liabilities and warrant liabilities.

Results of Operations

Certain amounts included herein have been rounded for ease of presentation. Accordingly, numbers presented may not sum precisely due to rounding.

Comparison of the Six Months Ended March 31, 2026 and 2025

The following table sets forth our consolidated financial data for the periods indicated (in thousands):

	Six Months Ended March 31,
	2026	2025	Change
Revenues	$134	$132	$3
Cost of revenues	194	125	69
Gross profit	(59)	7	(66)
Operating expenses:
Research and development	2,171	1,631	540
General and administrative	4,253	2,312	1,941
Sales and marketing	267	109	158
Total operating expenses	6,691	4,052	2,639
Loss from operations	(6,750)	(4,046)	(2,705)
Other income (expense):
Interest expense (non-cash)	(297)	(1,611)	1,314
Interest expense	(678)	(508)	(170)
Change in fair value of derivative liabilities	-	1,306	(1,306)
Change in fair value of warrant liabilities	(725)	(85)	(641)
Other income (expense)	1,286	349	936
Total other expense	(414)	(547)	133
Net loss before income taxes	(7,164)	(4,593)	(2,572)
Income tax provision (benefit)	4	8	(4)
Net loss	$(7,168)	$(4,601)	$(2,567)

Revenue

Revenues did not change materially in the six months ended March 31 2026, compared to the six months ended March 31, 2025.

Cost of Revenues

Cost of revenues increased $0.1 million in the six months ended March 31, 2026, compared to the six months ended March 31, 2025, primarily due to an increase in depreciation expense as additional drones were placed into service.

Operating Expenses

R&D expenses increased by $0.5 million in the six months ended March 31, 2026, compared to the six months ended March 31, 2025. The increase was primarily driven by a non-recurring bonus of $0.5 million. In addition, R&D expenses increased due to higher prototype drone costs.

General and administrative expenses increased by $1.9 million in the six months ended March 31, 2026, compared to the six months ended March 31, 2025. The increase was primarily driven by a non-recurring bonus of $0.7 million and an increase in salaries and related expenses. Consulting expenses increased by approximately $0.5 million, with the remaining increase attributable to higher legal fees and start-up costs associated with our Matternet UK entity.

Sales and marketing expenses increased by $0.2 million in the six months ended March 31, 2026, compared to the six months ended March 31, 2025. The increase was driven by higher marketing consulting expenses during the six months ended March 31, 2026.

Other Income (Expense)

Interest expense (non cash) decreased by $1.3 million in the six months ended March 31, 2026, compared to the six months ended March 31, 2025. The decrease was due to a decrease in the amortization of debt discount as the 2023 and 2024 notes were converted in September 2025.

Interest expense increased by $0.2 million in the six months ended March 31, 2026, compared to the six months ended March 31, 2025. The increase is related to promissory notes issued in January 2025 and March 2026 and still outstanding as of March 31, 2026.

Changes in fair value of derivative and warrant liabilities for the six months ended March 31, 2026, compared to the six months ended March 31, 2025 are due to recognition of changes in the fair value during the periods.

Other income (expense) increased by $0.9 million in the six months ended March 31, 2026, compared to the six months ended March 31, 2025. The increase was related to the receipt of proceeds from our federal COVID-19 employee retention credit (“ERC”) claim.

Comparison of the Fiscal Years Ended September 30, 2025 and 2024

The following table sets forth our consolidated statements of operations data for the periods indicated (in thousands):

	Year ended September 30,
	2025	2024	Change
Revenues	$393	$543	$(150)
Cost of revenues	598	906	(308)
Gross profit (loss)	(205)	(363)	158
Operating expenses:
Research and development	2,998	3,411	(413)
General and administrative	4,719	4,922	(203)
Sales and marketing	220	222	(2)
Total operating expenses	7,936	8,554	(618)
Loss from operations	(8,141)	(8,917)	776
Other income (expense):
Interest expense (non-cash)	(4,643)	(2,053)	(2,590)
Interest expense	(1,070)	(674)	(396)
Change in fair value of derivative liabilities	(19,026)	(1,568)	(17,459)
Change in fair value of warrant liabilities	(365)	131	(496)
Gain on extinguishment on debt	1,573	-	1,573
Other income	696	188	508
Total other expense	(22,837)	(3,976)	(18,861)
Net loss before income taxes	(30,978)	(12,894)	(18,085)
Income tax provision	8	4	5
Net loss	$(30,987)	$(12,897)	$(18,089)

Revenue

Revenues decreased $0.2 million in fiscal 2025, compared to fiscal 2024. The decrease was primarily attributable to a contract change with a customer that decreased recurring revenue.

Cost of Revenues

Cost of revenues decreased by $0.3 million in fiscal 2025 compared to fiscal 2024, primarily due to a write-off of obsolete materials and drones recognized in fiscal 2024 that did not recur in the current period. In addition, cost of revenues decreased due to lower salaries and related costs associated with customer support personnel.

Operating Expenses

R&D expenses decreased by $0.4 million in fiscal 2025 compared to fiscal 2024. The decrease in R&D expenses is primarily attributable to a reduction in salaries and benefits associated with lower headcount. The decrease in headcount occurred during fiscal 2024 and resulted in reduced payroll-related costs in the current period.

General and administrative expenses decreased by $0.2 million in fiscal 2025 compared to fiscal 2024, primarily due to a reduction in salaries and benefits associated with lower headcount. The decrease in headcount occurred during fiscal 2024 and resulted in reduced payroll-related costs in the current period.

Sales and marketing expenses did not change materially in fiscal 2025 compared to fiscal 2024.

Other Income (Expense)

Interest expense (non cash) increased by $2.6 million in fiscal 2025 compared to fiscal 2024. The increase was due to increased amortization of debt discounts associated with convertible notes, including the impact of embedded derivative features, that were issued in fiscal 2024 and were outstanding for the majority of fiscal 2025.

Interest expense increased by $0.4 million in fiscal 2025 compared to fiscal 2024. The increase was due to the additional convertible notes that were issued in fiscal 2024 and were outstanding for the majority of fiscal 2025.

Changes in fair value of derivative and warrant liabilities in fiscal 2025 compared to fiscal 2024 are due to the fair value changes in the warrants and embedded derivatives during fiscal 2025.

Gain on extinguishment of debt increased by $1.6 million in fiscal 2025 compared to fiscal 2024 due to the derecognition of the embedded derivative liability associated with the convertible notes, along with the extinguishment of the existing debt, partially offset by the recognition of the modified debt instrument and related components.

Other income increased by $0.5 million in fiscal 2025 compared to fiscal 2024. The increase was primarily related to $0.4 million of proceeds received from our ERC claim during fiscal 2025.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the issuance and sale of equity securities and debt instruments. Our primary requirements for liquidity and capital are to finance working capital and capital expenditures associated with operating and managing the company, as well as for general corporate purposes. As of March 31, 2026, our principal source of liquidity was our cash balance of $4.6 million and we anticipate that future sources of liquidity will principally come from sales of common stock and other equity instruments. Since our inception, we have generated significant operating losses as reflected in our accumulated deficit of $137.8 million as of March 31, 2026. We also generated negative operating cash flow of $4.8 million for the six months ended March 31, 2026.

We used $4.2 million of the net proceeds to immediately retire outstanding indebtedness under certain promissory notes as discussed below under “Indebtedness – 2025 Promissory Notes”. We expect to use the balance of the net proceeds for operating expenses, capital expenditures, working capital, and other general corporate purposes. These uses are expected to include the commercial deployment of our M3 drone platform, expansion of our active drone fleet and related launch, landing, and operational infrastructure, geographic expansion into additional domestic and international markets, and increased headcount to support engineering, flight operations, regulatory compliance, and commercial partnerships. The proceeds will also support investments in software, autonomy, and systems required to scale delivery volumes over time. Based on recurring losses from operations incurred since inception and the expectation of continued operating losses for at least the near term, there can be no assurance that our existing cash, together with the net proceeds from the Private Placement, will be sufficient to fund our operations for the next twelve months. Accordingly, we determined that there is substantial doubt about our ability to continue as a going concern. Our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We are actively evaluating potential financing sources available to us, but there can be no assurance that financing will be available on terms acceptable to us, on a timely basis, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. However, our management team will have broad discretion in making strategic decisions to execute our growth plans, and there can be no assurance that management’s decisions will result in successful achievement of our business objectives. In addition, our estimate as to the sufficiency of our current cash, cash equivalents and short-term investments and our current operating plan as discussed above are based on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we currently anticipate.

Cash Flows

Six Months Ended March 31, 2026 and 2025

As of March 31, 2026, our cash and cash equivalents were $4.6 million. The following table shows a summary of our cash flows for the periods presented (in thousands):

	Six Months Ended March 31,
	2026	2025	Change
Net cash used in operating activities	$(4,781)	$(3,187)	$1,593
Net cash used in investing activities	(405)	(3)	402
Net cash provided by financing activities	9,525	2,378	(7,147)
Net increase (decrease) in cash	$4,339	$(812)	$(5,151)
Cash, beginning of period	294	1,415	1,121
Cash, end of period	$4,633	$603	$(4,030)

Operating Activities

Net cash used in operating activities was $4.8 million and $3.2 million for the six months ended March 31, 2026 and 2025, respectively. The increase in cash used of approximately $1.6 million was primarily driven by a higher net loss of $7.2 million in the 2026 period compared to $4.6 million in the 2025 period, partially offset by higher non-cash adjustments including stock-based compensation of $0.5 million, depreciation of $0.1 million, and a loss on remeasurement of warrant liabilities of $0.7 million. Amortization of debt discount decreased to $0.3 million in the 2026 period from $1.6 million in the prior period, reflecting lower outstanding debt balances following prior-year debt conversions.

Investing Activities

Net cash used in investing activities was $0.4 million and negligible for the six months ended March 31, 2026 and 2025, respectively. The increase reflects a significant uptick in capital expenditures during 2026, as we invested in property, plant, and equipment, compared to minimal capital spending in the prior period.

Financing Activities

Net cash provided by financing activities was $9.5 million and $2.4 million for the six months ended March 31, 2026 and 2025, respectively. The increase reflects substantially greater capital-raising activity in 2026, including proceeds from debt of $6.0 million and proceeds from the issuance of preferred stock of $3.9 million, partially offset by debt issuance costs of $0.4 million. In comparison, 2025 consisted solely of debt proceeds of $2.4 million, net of issuance costs.

Fiscal Years Ended September 30, 2025 and 2024

As of September 30, 2025, our cash and cash equivalents were $0.3 million. The following table shows a summary of our cash flows for the periods presented:

	Fiscal Years Ended September 30,
	2025	2024	Change
Net cash used in operating activities	$(6,939)	$(6,700)	$239
Net cash used in investing activities	(85)	(131)	(46)
Net cash provided by financing activities	5,903	1,531	(4,372)
Net increase (decrease) in cash	$(1,120)	$(5,300)	$(4,179)
Cash, beginning of period	1,415	6,715	5,300
Cash, end of period	$294	$1,415	$1,121

Operating Activities

Net cash used in operating activities was $6.9 million and $6.7 million for fiscal 2025 and 2024, respectively. Despite a significantly larger net loss in fiscal 2025 of $31.0 million compared to $12.9 million in fiscal 2024, operating cash consumption remained relatively consistent, as the incremental loss was substantially offset by non-cash charges including amortization of debt discount, remeasurement losses on derivative and warrant liabilities, and stock-based compensation.

Investing Activities

Net cash used in investing activities was $0.1 million and $0.1 million for fiscal 2025 and 2024, respectively. In both years, investing outflows consisted entirely of purchases of property, plant, and equipment, reflecting our measured approach to capital spending given our liquidity position.

Financing Activities

Net cash provided by financing activities was $5.9 million and $1.5 million for fiscal 2025 and 2024, respectively. The increase reflects expanded capital-raising activity in fiscal 2025, including proceeds from the issuance of debt of $4.6 million and net proceeds from the issuance of preferred stock of $1.3 million, compared to debt proceeds of $1.6 million in fiscal 2024.

Contractual Obligations and Commitments

As of March 31, 2026 and September 30, 2025, we did not have any material contractual obligations or commitments.

Indebtedness

2025 Promissory Notes

In January 2025, we entered into a note and warrant purchase agreement and issued secured promissory notes in the aggregate principal amount of $2.0 million and accompanying warrants to purchase shares of common stock with an exercise price of $0.01 per share. In August 2025, we amended the note and warrant purchase agreement and increased the interest rate under the promissory notes from 20% to 25% per annum and issued additional promissory notes of $2.2 million and additional warrants to purchase shares of common stock. The promissory notes were originally due on December 31, 2025 and later extended to April 30, 2026. In March 2026, we and the noteholders agreed to further extend the maturity date of the promissory notes to the earlier of (i) the Closing of the Merger and (ii) the maturity date of the Bridge Notes. The promissory notes were secured by a first-priority security interest in substantially all our assets, including accounts receivable, equipment, inventory, intellectual property, deposit accounts, and general intangibles.

As of March 31, 2026 and September 30, 2025, we owed $4.2 million and $4.2 million, respectively under the promissory notes. Upon the Closing of the Merger we repaid in full the principal balance and all accrued interest due under the promissory notes.

2026 Bridge Notes

On March 3, 2026, we issued and sold convertible promissory notes in the aggregate principal amount of $6.0 million (the “Bridge Notes”). The Bridge Notes bore interest at 10% per annum and were payable six months from the date of issuance. The Bridge Notes were secured by a perfected first priority security interest pursuant to a security agreement with the holders of the Bridge Notes. Upon the Closing of the Merger, all accrued interest under the Bridge Notes was forgiven, and the Bridge Notes were converted into an aggregate of 2,499,998 shares of common stock at a conversion rate of $2.40 per share. In addition, we issued the holders of the Bridge Notes, warrants to purchase an aggregate of 2,499,998 shares of common stock, with an exercise price per share of $3.00.

Off-Balance Sheet Transactions

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included in this Current Report are prepared in accordance with United States generally accepted accounting principles. The preparation of consolidated financial statements also requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operation, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the estimates we believe are most critical to aid in fully understanding and evaluating our consolidated financial condition, results of operations and future performance. We have described our significant accounting policies within Note 2 to our audited consolidated financial statements filed as Exhibit 99.1 to this Current Report.

Revenue

We recognize revenue in accordance with ASC 606. We primarily generate revenue from enterprise platform access and DaaS, which are accounted for as single, integrated performance obligations representing stand-ready access to and operation of a drone logistics network over the contractual service term.

Revenue is recognized over time as customers simultaneously receive and consume the benefits of these services throughout the contract period. Our arrangements typically include a series of integrated activities, including network deployment, operation, maintenance, and support, which are not separately identifiable within the context of the contract.

We generally do not adjust for significant financing components as the period between payment and performance is typically one year or less.

Amounts invoiced or received in advance of performance are recorded as deferred revenue and recognized as revenue as the related services are performed.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, Compensation-Stock Compensation. We measure all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. We have historically been a private company and lacks company-specific historical information for our stock. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expenses could be materially different for future awards.

Warrants

We accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to our common stock and whether the instrument holders could potentially require net cash settlement in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and, for liability-classified warrants, at each reporting period end date while the warrants are outstanding. Liability classified warrants are revalued on each subsequent balance sheet date until such instruments are exercised or expired, with any changes in the fair value between reporting periods recorded in the statements of operations.

Classification of Redeemable Convertible Preferred Stock

We have applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and have therefore classified our redeemable convertible preferred stock as temporary equity. The redeemable convertible preferred stock was recorded outside of stockholders’ deficit because, in the event of certain deemed liquidation events considered not solely within our control, such as a merger, acquisition or sale of all or substantially all of our assets, the convertible preferred stock would have become redeemable at the option of the holders.

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free-standing derivative financial instruments when specified criteria are met, unless an exception applies for conventional host instruments. We evaluate our convertible instruments, options, warrants or other contracts to determine whether embedded components require separate derivative accounting under ASC 815. The result of this accounting treatment is that the fair value of the derivative is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the consolidated statements of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity and subsequently become subject to reclassification under ASC 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date.

Recent Accounting Pronouncements

A discussion of recently issued accounting pronouncements and recently adopted accounting pronouncements is included in Note 2 to our financial statements under the heading “Summary of Significant Accounting Policies.”

Emerging Growth Company and Smaller Reporting Company Status

As an “emerging growth company,” under the JOBS Act, we are permitted to take advantage of an extended transition period for complying with new or revised accounting standards. We may elect to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard and may do so until such time that we either irrevocably elect to opt out of such extended transition period or no longer qualify as an emerging growth company. We may choose to adopt any new or revised accounting standards early whenever such early adoption is permitted for private companies.

Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, we choose to rely on available exemptions we may not be required to, among other things,

●	provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act;

●	provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis);

●	or disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

We will remain an emerging growth company until the earliest to occur of the following:

●	the last day of the fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement;

●	the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion;

●	the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or

●	the date on which we are deemed to be a “large accelerated filer,” as defined in Rule 12b-2 under the Exchange Act.

We are also a “smaller reporting company,” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be permitted to do so for so long as (i) our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or (ii) our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors immediately following the closing of the Merger:

Name	Age	Positions
Executive Officers
Andreas Raptopoulos	52	Director, Chief Executive Officer
Jason Secore	45	Chief Financial Officer
Alexander Norman-Elvenich	34	Chief Operating Officer

Directors
Chris Dawson	57	Director
Sanjay Kotte	43	Director
Laurence J. Marton, M.D.	82	Director
Saurabh Ranjan	56	Director

Executive Officers

Andreas Raptopoulos founded Matternet and has served as Matternet’s Chief Executive Officer and a member of our board of directors since 2011. From 2006 to 2010, Mr. Raptopoulos served as founder and Chief Executive Officer of Future Acoustic LLP, a company which developed and licensed technology in the field of adaptive sound environments. From 2001 to 2006, Mr. Raptopoulos served as founder and Director of Aylo Ltd, a London-based design studio focused on the invention of new technologies in the field of adaptive architecture. Mr. Raptopoulos holds a Master of Arts in Industrial Design Engineering from the Royal College of Art, a Diploma of Imperial College in Industrial Design Engineering from Imperial College London, and a Diploma in Mechanical Engineering from the University of Patras, Greece. Mr. Raptopoulos is named as lead inventor on 18 Matternet patents and patent applications.

Jason Secore has served as Matternet’s Chief Financial Officer since February 2023. From 2022 to 2023, Mr. Secore was employed by Resources Connection, Inc. (d/b/a RGP), a publicly traded professional services company, where he served as a Chief Financial Officer and advisor to client companies. From 2020 to 2021, Mr. Secore served as Treasurer and Head of Investor Relations of Arconic Inc., a Fortune 500 publicly traded company. From 2016 to 2020, Mr. Secore served as Treasurer and Head of Investor Relations of AAR Corp., a Fortune 1000 publicly traded company. From 2012 to 2016, Mr. Secore held various finance leadership roles at Republic Airways Holdings Inc., a Fortune 1000 publicly traded company, most recently serving as Vice President of Finance and Treasurer. Mr. Secore holds a B.A. in History and International Studies from Northwestern University, an M.S. in Agricultural and Natural Resource Economics from the University of California, Davis and an M.B.A. from IE Business School (formerly Instituto de Empresa), Madrid, Spain. Mr. Secore is a certified public accountant (inactive) in Illinois.

Alexander Norman-Elvenich has served as Matternet’s Chief Operating Officer since October 2025. Mr. Norman-Elvenich has held various leadership roles at Matternet since 2017, including Head of Global Flight Operations and Services, supporting the establishment of Matternet’s commercial drone operations, leading key regulatory work across multiple jurisdictions, and overseeing international operations and expansion into new markets. Since 2018, Mr. Norman-Elvenich has served as a Lecturer at ENAC (École Nationale de l’Aviation Civile) in France. Prior to joining Matternet, Mr. Norman-Elvenich held engineering roles at Airbus and other aviation companies, where he focused on aircraft systems design, testing, and operational support. Mr. Norman-Elvenich holds a BSc and MSc in Engineering with a specialization in Aerospace Engineering from FH Joanneum University of Applied Sciences in Austria, and an Advanced Master in Aerospace Project Management from ISAE-SUPAERO, ENAC, and École de l’Air in France.

Directors

Chris Dawson has served on Matternet’s board of directors since 2024. Since 2026, Mr. Dawson has served as co-founder and chief executive officer of Catalyx Home Services. From 2025 to 2026, Mr. Dawson served as president of growth initiatives at Palmetto, having previously served as an advisor since 2023. From 2022 to 2025, Mr. Dawson served as a senior advisor in McKinsey & Company’s sustainability practice. From 2017 to 2021, Mr. Dawson served as chief operating officer of Sunrun. Mr. Dawson holds a BCOMM from Queen’s University and an M.B.A. from INSEAD.

Sanjay Kotte has served on Matternet’s board of directors since 2026. Since 2025, Mr. Kotte has served as Chief Commercial Officer of Robinhood Money. From 2018 to 2025, Mr. Kotte served as Head of Strategic Partnerships of DoorDash. From 2017 to 2018, Mr. Kotte served as Co-Founder and Chief Executive Officer of Piggybak. From 2008 to 2017, Mr. Kotte served in various investment banking roles at J.P. Morgan Securities, most recently from 2016 to 2017 as Executive Director. Mr. Kotte holds a B.B.A. in finance and management from Emory University as well as an M.B.A. and J.D. from The University of Michigan.

Laurence J. Marton, M.D. has served on Matternet’s board of directors since 2018. Dr. Marton has served as a consultant to industry and to nonprofit, government, and academic institutions for over three decades. Dr. Marton is a prominent expert in drug development, polyamine metabolism, and cancer research, and currently serves on the boards of several privately and publicly held life science companies. Dr. Marton is an Emeritus Board Member of the American Association for Cancer Research Foundation and serves on the Cancer Commons Board. Previously, Dr. Marton was Dean of the University of Wisconsin Medical School and Chaired the Department of Laboratory Medicine at University of California, San Francisco, where he was a Professor in the Departments of Laboratory Medicine and Neurological Surgery. Dr. Marton serves on the board of directors of RenovoRx, Inc. Dr. Marton holds an M.D. from the Albert Einstein College of Medicine.

Saurabh Ranjan has served on Matternet’s board of directors since 2025. Since 2015, Mr. Ranjan has served as the founding managing partner of Cerracap Impact Venture Capital. From 2004 to 2015, Mr. Ranjan served as the Chief Operating Officer at UST Global, a systems integrator. Mr. Ranjan holds a certification in human resource and law from University California, Irvine, a M.A. from Delhi University, and an M.B.A. from the Institute of Management Technology (IMT), India.

Corporate Governance

Classified Board of Directors

Our board of directors is divided into three classes of directors, designated Class I, Class II and Class III, with staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our current directors are divided among the three classes as follows:

●	the Class I directors are Laurence J. Marton, M.D. and Saurabh Ranjan, and their terms will expire at the 2027 annual meeting of stockholders;

●	the Class II directors are Chris Dawson and Sanjay Kotte, and their terms will expire at the 2028 annual meeting of stockholders; and

●	the Class III director is Andreas Raptopoulos, and his term will expire at the 2029 annual meeting of stockholders.

Each director’s term continues until the election and qualification of their successor, or their earlier death, resignation, disqualification or removal. Our amended and restated certificate of incorporation and amended and restated bylaws in effect from and after the effective time of the Merger authorize, subject to the special rights of the holders of any series of preferred stock to elect directors, only our board of directors to fill vacancies on the board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of Matternet.

Director Independence

Our common stock is not listed for trading on a national securities exchange or on any inter-dealer quotation system that has a requirement that a majority of directors be independent. In addition, for companies subject to reporting obligations under Section 13 or 15(d) of the Exchange Act, the rules of the OTCQB do not provide for any requirements relating to director independence or board committees. Nonetheless, we have evaluated the independence by the standards for director independence set forth in the Nasdaq Marketplace Rules.

Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors within a specified period of listing. In addition, rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating, governance, and corporate responsibility committees be independent. Under the rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Our board of directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise their ability to exercise independent judgment in carrying out their responsibilities. As a result of this review, our board of directors determined that other than Mr. Raptopoulos, due to his position as our Chief Executive Officer, and Mr. Ranjan due to his position as the Manager of EpiThauma LLC (an advisory firm we have within the past three years engaged) each member is an “independent director” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and current and prior relationships as they may relate to us and our management, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Family Relationships

There are no family relationships among our directors and executive officers.

Committees of the Board of Directors

The board of directors does not currently have any committees. We intend to establish an audit committee, a compensation committee, and a nominating and governance committee in the near future.

LAVC - Non-Employee Director Compensation

LAVC did not have a policy or program for the compensation of non-employee directors.

Legacy Matternet - Non-Employee Director Compensation

We do not have a policy or program for the compensation of our non-employee directors. We intend to adopt a non-employee director compensation policy, which will set forth the terms upon which non-employee directors will be compensated for their service on the board of directors consistent with market-standard practices.

The following table sets forth information regarding the compensation earned for service on our board of directors during fiscal 2025. We did not pay our non-employee directors any cash fees during fiscal 2025. Andreas Raptopoulos, our Chief Executive Officer, is also a member of our board of directors, but did not receive any additional compensation for his service as a director. Mr. Raptopoulos’ compensation as an executive officer is set in the section titled “Executive Compensation - Summary Compensation Table.”

Name	Option Awards($)(1)(2)	All Other Compensation($)(3)	Total($)
Chris Dawson	-	-	-
Sanjay Kotte	-	-	-
Laurence J. Marton, M.D.	13,175	-	13,175
Saurabh Ranjan(4)		81,000	81,000
Ioannis Mendrinos(4)	-	-	-
Ritesh Agarwal(4)	-	-	-

(1)	The amounts reported in this column do not reflect dollar amounts actually received by the non-employee director. Instead, the amounts in this column reflect the aggregate grant date fair value of the shares underlying option awards granted in fiscal 2025, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock-based compensation transactions. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that non-employee director will perform the requisite service for the award to vest in full.

(2)	As of September 30, 2025, our non-employee directors held the following stock option awards:

Name	Number of Option Awards
Chris Dawson	531,590
Sanjay Kotte	-
Laurence J. Marton, M.D.	489,988
Saurabh Ranjan	-
Ioannis Mendrinos	448,386
Ritesh Agarwal	-

(3)	Represents fees paid to EpiThauma LLC, an advisory firm. Mr. Ranjan serves as the Manager of EpiThauma LLC.

(4)	Mr. Mendrinos resigned from our board of directors, effective October 9, 2025.

(5)	Mr. Agarwal resigned from our board of directors, effective December 14, 2024.

EXECUTIVE COMPENSATION

Emerging Growth Company Status

We are an emerging growth company, as defined in the JOBS Act. As an emerging growth company, we are exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

LAVC - Executive Officer Compensation

In 2025, LAVC’s sole “named executive officer” was Ian Jacobs who served as Chief Executive Officer, President, Chief Financial Officer, Secretary and as a director. None of LAVC’s executive officers received any cash compensation for services rendered to LAVC.

Legacy Matternet - Executive Compensation

In fiscal 2025, the “named executive officers” of Legacy Matternet and their positions were as follows:

●	Andreas Raptopoulos: Chief Executive Officer

●	Jason Secore: Chief Financial Officer

●	Alexander Norman-Elvenich: Chief Operating Officer

Fiscal 2025 Summary Compensation Table

The following table sets forth information concerning the compensation earned by or paid to the Legacy Matternet named executive officers for the year ended September 30, 2025.

Name and Principal Position	Fiscal Year	Salary($)(1)		Stock Options($)(2)	Total($)
Andreas Raptopoulos	2025	224,000	(3)	191,039	622,122
Chief Executive Officer
Jason Secore	2025	220,000	(4)	62,582	508,381
Chief Financial Officer
Alexander Norman-Elvenich	2025	192,356	(5)	19,763	333,447
Chief Operating Officer

(1)	Salary and bonus figures represent amounts earned during the fiscal year, regardless of whether part or all of such amounts were paid in subsequent fiscal year(s).

(2)	The amounts reported in this column do not reflect dollar amounts actually received by the named executive officer. The amounts in this column reflect the aggregate grant date fair value of the shares underlying option awards granted in the applicable fiscal year, computed in accordance with FASB ASC Topic 718 for stock-based compensation transactions. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the named executive officer will perform the requisite service for the award to vest in full.

(3)	Effective December 15, 2022, Mr. Raptopoulos voluntarily agreed to a temporary reduction in his annual base salary from $280,000 to $224,000. The reduced base salary remained in effect throughout fiscal 2025 and the amount reported in the Salary column above reflects the reduced rate. Effective December 1, 2025, Mr. Raptopoulos’s annual base salary was restored to $280,000.

(4)	Effective May 1, 2023, Mr. Secore voluntarily agreed to a temporary reduction in his annual base salary from $290,000 to $220,000. The reduced base salary remained in effect throughout fiscal year 2025, and the amount reported in the Salary column above reflects the reduced rate. Effective December 1, 2025, Mr. Secore’s annual base salary was restored to $290,000.

(5)	Effective December 15, 2022, Mr. Norman-Elvenich voluntarily agreed to a temporary reduction in his annual base salary from $210,000 to $178,500. On April 1, 2025, his regular annual base salary was increased, and he voluntarily agreed to a temporary reduction in his annual base salary from $245,000 to $208,250. The reduced base salary remained in effect throughout fiscal 2025. The amount reported in the Salary column above reflects salary earned at each rate during the applicable portion of the fiscal year. Effective October 1, 2025, in connection with his promotion to Chief Operating Officer, Mr. Norman-Elvenich’s regular annual base salary was increased, and he voluntarily agreed to a temporary reduction in his annual base salary from $265,000 to $225,250. Effective December 1, 2025, Mr. Norman-Elvenich’s annual base salary was restored to $265,000.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, any nonqualified deferred compensation plan sponsored by us during fiscal 2025. Our board of directors may elect to provide our officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Pension and Defined Benefit Plan Retirement Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or defined benefit retirement plan sponsored by us during fiscal 2025.

Benefits and Perquisites

In fiscal 2025, we provided benefits to our named executive officers on the same basis as provided to all of our employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. The named executive officers are also eligible to participate in our 401(k) plan.

Other than the director and officer insurance coverage we maintain for our directors and officers, we do not maintain any executive-specific health and welfare benefits or perquisites.

Outstanding Equity Awards at September 30, 2025

The following table sets forth information regarding unvested stock awards held by each of the Legacy Matternet named executive officer as of September 30, 2025.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date
Andreas Raptopoulos	12/24/2018	1,200,227	(1)	-	0.33	12/23/2028
	11/19/2023	645,316	(2)	-	0.68	11/18/2033
	12/20/2024	163,375	(3)	439,859	0.52	12/19/2034
Jason Secore	3/9/2023	357,520	(4)	214,512	1.10	3/8/2033
	12/20/2024	53,519	(3)	144,092	0.52	12/19/2034
Alexander Norman-Elvenich	12/24/2018	10,401	(1)	-	0.33	12/23/2028
	10/14/2020	31,202	(1)	-	0.89	10/13/2030
	10/27/2021	76,270	(4)	6,935	1.00	10/26/2031
	10/12/2023	70,204	(3)	54,603	0.68	10/11/2033
	12/20/2024	16,901	(3)	45,502	0.52	12/19/2034

(1)	The stock option is subject to a 4-year vesting schedule, with 25% of the shares vesting on November 1, 2019 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date.

(2)	The stock grant is subject to a 2-year vesting schedule, with 1/24th of the shares vesting monthly beginning on June 9, 2022, subject to the executive’s continued employment through each vesting date.

(3)	The stock grant is subject to a 4-year vesting schedule, with 1/48th of the shares vesting monthly beginning on September 1, 2024, subject to the executive’s continued employment through each vesting date. The stock optionwill accelerate upon a Change of Control (as defined in the 2011 Plan), such that the number of outstanding and unvested shares then-subject to such option that would have vested over the following 12 months will immediately become vested and exercisable.

(4)	The stock option is subject to a 4-year vesting schedule, with 25% of the shares vesting on November 1, 2019 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date. The stock option shall accelerate upon a Change of Control (as defined in the 2011 Plan), such that the number of outstanding and unvested shares then-subject to such option that would have vested over the following 12 months will immediately become vested and exercisable.

Option Awards

Our equity awards are designed to align our interests and those of our stockholders with those of our employees and consultants, including our executive officers. Our board of directors is responsible for approving equity awards.

All stock options were granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Our stock option awards generally vest over a four-year period and may be subject to acceleration of vesting under certain termination and change in control events, as described in more detail under the subsection titled “—2026 Plan—Corporate Transactions and Change in Control” below.

Executive Compensation Arrangements

General

Following the Merger, the board of directors will oversee the compensation policies, plans and programs and review and determine compensation to be paid to executive officers, directors and other senior management, as appropriate. The compensation policies followed by the us will be intended to provide for compensation that is sufficient to attract, motivate and retain our executive officers and potential other individuals and to establish an appropriate relationship between executive compensation and the creation of stockholder value.

Qualified Financing Bonuses

In connection with liquidity preservation initiatives we implemented in fiscal 2023, certain employees, including the named executive officers, voluntarily agreed to temporary reductions in base salary. The arrangements provided that, upon completion of a “Qualified Financing” defined as the sale and issuance of equity securities (or securities convertible or exchangeable into equity securities) primarily for capital raising purposes where we raise at least $10.0 million, as determined by our board of directors in its sole discretion, or similar event and subject to continued employment, participating employees could be considered by our board of directors for discretionary compensation adjustments and bonus payments. In November 2025, following our Series B-3 preferred stock financing, our board of directors approved discretionary bonus payments in the amounts set forth below to our named executive officers, which were paid in fiscal 2026.

Name	Bonus($)
Andreas Raptopoulos	207,083
Jason Secore	225,799
Alexander Norman-Elvenich	121,328

Key Employee Retention Plan

In February 2025, we implemented a Key Employee Retention Plan (the “Retention Plan”) to provide designated key employees, including the named executive officers, the opportunity to receive certain bonuses upon or in connection with the occurrence of a (i) transaction or series of transactions pursuant to which we issue and sell shares of our preferred stock for aggregate gross proceeds of at least $20.0 million (excluding indebtedness that is converted into such preferred stock, or otherwise cancelled in consideration for the issuance of such preferred stock) with the principal purpose of raising capital and (ii) a Change of Control (as defined in the Retention Plan). The Retention Plan automatically terminates upon the earlier of (i) December 21, 2026, provided that if a Qualified Financing or Change of Control (each as defined in the Retention Plan) occurs on or before such date, the Retention Plan will not be terminated until the completion of all payments with respect to such transaction under the terms of the Retention Plan, (ii) the completion of all payments under the terms of the Retention Plan, (iii) the closing of our first underwritten public offering of equity securities registered under the Securities Act of 1933, as amended, or (iv) a determination by the board of directors to terminate the Retention Plan. No bonuses have been paid in connection with the Retention Plan.

Jason Secore Offer Letter

Pursuant to Mr. Secore’s offer letter, dated February 12, 2023, if we experience a “Qualifying Event” defined as the initial closing of a transaction or series of transactions pursuant to which we issue and sell shares of preferred stock with the principal purpose of raising capital, for aggregate gross proceeds of at least $20.0 million, or a Change of Control (as defined in the 2011 Plan) in which we are acquired for at least $400 million, our board of directors will consider whether to award Mr. Secore a discretionary bonus in the amount of $90,000. No bonus has been paid pursuant to this arrangement.

2026 Equity Incentive Plan

The 2026 EIP was approved by the board of directors and stockholders of LAVC in connection with the Merger. Set forth below is a summary of the material features of the 2026 EIP. The 2026 EIP is set forth in its entirety as Exhibit 10.7 to this Current Report, and all descriptions of the 2026 EIP contained in this section are qualified by reference to the complete text of the 2026 EIP.

Purpose

The 2026 EIP is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals, (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our stockholders, and (iii) promote the success of our business.

Types of Stock Awards

The 2026 EIP permits the grant of incentive stock options (ISOs) to employees, including employees of any parent or subsidiary, and for the grant of NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of stock awards to employees, directors and consultants, including employees and consultants of our affiliates.

Share Reserve

Subject to adjustments as set forth in the 2026 EIP, the maximum aggregate number of shares of our common stock that may initially be issued under the 2026 EIP will not exceed 3,825,000 shares of common stock. The shares may be authorized, but unissued, or reacquired common stock. Furthermore, subject to adjustments as set forth in the 2026 EIP, in no event shall the maximum aggregate number of shares that may be issued under the 2026 EIP pursuant to an incentive stock option exceed the number set forth above plus, to the extent allowable under Section 422 of the Code and the regulations promulgated thereunder, any shares that again become available for issuance pursuant to the 2026 EIP.

In addition, the number of shares reserved for issuance under our 2026 EIP will increase automatically on the six-month anniversary of the date our common stock is first listed on The Nasdaq Stock Market LLC, New York Stock Exchange or NYSE American and on the annual anniversary thereafter through the tenth anniversary of approval of the 2026 EIP by our stockholders, in an amount equal to the lesser of (i) 5% of the shares of Common Stock outstanding on the day immediately preceding such anniversary, and (ii) an amount as determined by the Board in its discretion.

Shares subject to stock awards granted under our 2026 EIP that expire or terminate without being exercised in full, or that are paid out in cash rather than in shares, do not reduce the number of shares available for issuance under our 2026 EIP. Additionally, shares become available for future grant under our 2026 EIP if they were issued stock awards under our 2026 EIP and we repurchase them or they are forfeited. This includes shares used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

Assumption or Substitution of Awards

The Plan Administrator (as defined below), from time to time, may determine to substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either: (a) assuming such award under the 2026 EIP or (b) granting a stock award under the 2026 EIP in substitution of such other company’s award. Such assumption or substitution will be permissible if the holder of the substituted or assumed award would have been eligible to be granted a stock award under the 2026 EIP if the other company had applied the rules of the 2026 EIP to such grant. In the event the Plan Administrator elects to assume an award granted by another company, subject to the requirements of Section 409A of the Code (“Section 409A”), the purchase price or the exercise price, as the case may be, and the number and nature of shares issuable upon exercise or settlement of any such stock award will be adjusted appropriately. In the event the Plan Administrator elects to grant a new option in substitution rather than assuming an existing option, such new option may be granted with a similarly adjusted exercise price. Any awards that are assumed or substituted under the 2026 EIP shall not reduce the number of shares authorized for grant under the 2026 EIP or authorized for grant to a participant in any fiscal year.

Eligibility

Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2026 EIP. ISOs may only be granted to employees. As of the Closing Date, we have approximately 35 employees who are eligible to be granted stock awards under the 2026 EIP.

Administration

The 2026 EIP is administered by our board of directors or a committee thereof, which committee will be constituted to satisfy applicable laws (the “Plan Administrator”). To the extent desirable to qualify transactions under the 2026 EIP as exempt under Rule 16b-3 of the Exchange Act, the transactions contemplated under the 2026 EIP is structured to satisfy the requirements for exemption under Rule 16b-3.

Subject to the terms of the 2026 EIP, the Plan Administrator has the authority, in its discretion, to:

●	determine the fair market value in accordance with the 2026 EIP;

●	select the service providers to whom stock awards may be granted under the 2026 EIP;

●	determine the number of shares to be covered by each stock award granted under the 2026 EIP;

●	approve forms of stock award agreements for use under the 2026 EIP;

●	determine the terms and conditions, not inconsistent with the terms of the 2026 EIP, of any stock award granted thereunder;

●	institute and determine the terms and conditions of an exchange program under the terms of the 2026 EIP (subject to stockholder approval);

●	construe and interpret the terms of the 2026 EIP and stock awards granted pursuant to the 2026 EIP;

●	correct any defect, supply any omission or reconcile any inconsistency in the 2026 EIP, any stock award or any award agreement;

●	prescribe, amend and rescind rules and regulations relating to the 2026 EIP;

●	modify or amend each stock award (subject to the terms of the 2026 EIP);

●	adjust performance goals to take into account changes in applicable laws or in accounting or tax rules, or such other extraordinary, unforeseeable, nonrecurring or infrequently occurring events or circumstances as the Plan Administrator deems necessary or appropriate to avoid windfalls or hardships;

●	allow participants to satisfy tax withholding obligations in such manner as prescribed in the 2026 EIP;

●	authorize any person to execute on our behalf any instrument required to effect the grant of a stock award previously granted by the Plan Administrator;

●	allow a participant to defer the receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under a stock award;

●	reduce the exercise price of any award to the then current fair market value; and

●	and make all other determinations deemed necessary or advisable for administering the 2026 EIP.

To the extent permitted by applicable law, the Plan Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or any part of its authority and powers under the 2026 EIP to one or more of our directors or officers. To the extent permitted by applicable laws, the Plan Administrator may delegate to one or more officers who may be (but are not required to be) insiders subject to Section 16 of the Exchange Act, the authority to do any of the following (i) designate employees who are not insiders to be recipients of stock awards, (ii) determine the number of shares to be subject to such stock awards granted to such designated employees, and (iii) take any and all actions on behalf of the Plan Administrator other than any actions that affect the amount or form of compensation of Insiders or have material tax, accounting, financial, human resource or legal consequences to us or our affiliates; provided, however, that the Plan Administrator resolutions regarding any delegation with respect to (i) and (ii) will specify the total number of shares that may be subject to the stock awards granted by such officer and that such officer may not grant a stock award to himself or herself. Any stock awards will be granted on the form of award agreement most recently approved for use by the Plan Administrator, unless otherwise provided in the resolutions approving the delegation authority.

The Plan Administrator will, in its sole discretion, determine the performance goals, if any, applicable to any stock award (including any adjustment(s) thereto that will be applied in determining the achievement of such performance goals) on or prior to the Determination Date (as defined in the 2026 EIP). The performance goals may differ from participant to participant and from stock award to stock award. The Plan Administrator shall determine and approve the extent to which such performance goals have been timely achieved and the extent to which the shares subject to such stock award have thereby been earned. Please refer to the discussion below under “-Performance Goals” for more information.

Stock awards granted to participants who are insiders subject to Section 16 of the Exchange Act must be approved by two or more “non-employee directors” of the board of directors (as defined in the regulations promulgated under Section 16 of the Exchange Act).

Stock Options

Each stock option will be designated in the stock award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment) or a nonstatutory stock option (“NSO”). However, notwithstanding such designation, to the extent that the aggregate fair market value of the shares with respect to which ISOs are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as NSOs. ISOs may only be granted to employees.

The term of each stock option will be stated in the stock award agreement. In the case of an incentive stock option, the term will be ten years from the date of grant or such shorter term as may be provided in the stock award agreement. Moreover, in the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any subsidiary, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the stock award agreement.

The per share exercise price for the shares to be issued pursuant to exercise of a stock option will be determined by the Plan Administrator, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any subsidiary, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of an NSO, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant pursuant to a corporate reorganization, liquidation, etc., described in Section 424(a) of the Code.

At the time a stock option is granted, the Plan Administrator will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. A stock option may become exercisable upon completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a stock option is exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for such stock option; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Please refer to the discussion below under “-Performance Goals” for more information. The Plan Administrator will also determine the acceptable form of consideration for exercising a stock option, including the method of payment.

If a participant ceases to be a service provider other than for “Cause” (as defined in the 2026 EIP), the participant may exercise his or her stock option within such period of time as is specified in the stock award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the stock award agreement, to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination for death or disability, and 3 months following a termination for any other reason. Any outstanding stock option (including any vested portion thereof) held by a participant shall immediately terminate in its entirety upon the participant being first notified of his or her termination for Cause.

Stock Appreciation Rights

The Plan Administrator will determine the terms and conditions of each stock appreciation right (“SAR”), provided that the exercise price for each SAR will be no less than 100% of the fair market value of the underlying shares of common stock on the date of grant. A SAR may become exercisable upon completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If a SAR is exercisable based on the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for such SAR; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply. Please refer to the discussion below under “-Performance Goals” for more information. Upon exercise of a SAR, a participant will receive payment from us in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of common stock, as determined by the Plan Administrator. SARs are exercisable at the times and on the terms established by the Plan Administrator.

Restricted Stock and RSUs

Restricted stock awards are grants of shares of common stock that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such shares will lapse in accordance with terms and conditions established by the Plan Administrator. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one share of common stock. Restrictions may lapse upon the completion of a specified period of service with us or one of our affiliates and/or based on the achievement of performance goals during a performance period as set out in advance in the participant’s award agreement. If the unvested shares of restricted stock or RSUs are being earned upon the satisfaction of performance goals, then the Plan Administrator will: (x) determine the nature, length and starting date of any performance period for each unvested share or RSU; (y) select the performance goals to be used to measure the performance; and (z) determine what additional vesting conditions, if any, should apply.

In determining whether restricted stock or RSUs should be granted, and/or the vesting schedule for such a stock award, the Plan Administrator may impose whatever conditions on vesting as it determines to be appropriate. For example, the Plan Administrator may determine to grant restricted stock or RSUs only if performance goals established by the Plan Administrator are satisfied. Any performance goals may be applied on a Company-wide or an individual business unit basis, as determined by the Plan Administrator. Please refer to the discussion below under “-Performance Goals” for more information.

During the period of restriction, participants holding restricted stock may exercise full voting rights and will be entitled to receive all dividends and other distributions paid, in each case with respect to such shares unless the Plan Administrator determines otherwise. If any such dividends or distributions are paid in shares, the shares will be subject to the same restrictions, including without limitation restrictions on transferability and forfeitability, as the restricted stock with respect to which they were paid. During the period of restriction, such dividends or other distributions shall be subject to the same restrictions and risk of forfeiture as the shares of restricted stock with respect to which the dividends accrue and shall not be paid or distributed unless and until such related shares have vested and been earned.

During the vesting period, participants holding RSUs will hold no voting rights by virtue of such RSUs. The Plan Administrator may, in its sole discretion, award dividend equivalents in connection with the grant of RSUs that may be settled in cash, in shares of equivalent value, or in some combination thereof.

Nontransferability of Stock Awards

Unless determined otherwise by the Plan Administrator, a stock award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. If the Plan Administrator makes a stock award transferable, such stock award will contain such additional terms and conditions as the Plan Administrator deems appropriate; provided, however, that in no event may any stock award be transferred for consideration to a third-party financial institution.

Recoupment Policy

All benefits under the 2026 EIP are subject to our ability to recover incentive-based compensation from executive officers, as is or may be required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated thereunder, or any “clawback” provision required by applicable law or the listing standards of any applicable stock exchange or national market system.

Adjustment

In the event of a stock split, reverse stock split, stock dividend, combination, consolidation, recapitalization or reclassification of the shares, subdivision of the shares, a rights offering, a reorganization, merger, spin-off, split-up, repurchase, or exchange of common stock or other securities of us or other significant corporate transaction, or other change affecting common stock occurs, the Plan Administrator, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2026 EIP, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2026 EIP and/or the number, class, kind and price of securities covered by each outstanding stock award; provided that all such adjustment will be made in a manner that does not result in taxation under Section 409A.

Corporate Transactions and Change in Control

In the event of (i) a transfer of all or substantially all of our assets, (ii) a merger, consolidation or other capital reorganization or business combination transaction of us with or into another corporation, entity or person, (iii) the consummation of a transaction, or series of related transactions, in which any person becomes the beneficial owner directly or indirectly, of more than 50% of our then outstanding capital stock or (iv) a Change in Control (as defined in 2026 EIP), each outstanding stock award (vested or unvested) will be assumed by the buyer subject to accelerated vesting if the service provider’s employment is terminated without cause by the buyer within the 24-month period immediately following consummation of such Change in Control. Additionally, if the buyer does not assume each outstanding stock award, then such award shall become fully vested immediately prior to consummation of such Change in Control.

Amendment, Termination and Duration of the 2026 EIP

The 2026 EIP will continue in effect for a term of 10 years measured from the date the 2026 EIP was approved by the board of directors, unless terminated earlier under the terms of the 2026 EIP. The Plan Administrator may at any time amend, alter, suspend or terminate the 2026 EIP.

U.S. Federal Tax Aspects

A participant who receives a stock option or SAR will not have taxable income upon the grant of the stock option or SAR. For NSOs and SARs, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price-the appreciation value-on the date of exercise. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year.

The purchase of shares upon exercise of an ISO will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition of the shares will be capital gain or loss and/or ordinary income depending upon whether the participant holds the shares transferred upon exercise for a specified period. If the shares are held for the specified period, any gain generally will be taxed at long-term capital-gain rates. If the shares are not held for the specified period, generally any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price will be treated as ordinary income. Any additional gain generally will be taxable at long-term or short-term capital-gain rates, depending on whether the participant held the shares for more than one year after the exercise date.

A participant who receives restricted stock will not have taxable income until vesting unless the participant timely files an election under Section 83(b) of the Code to be taxed at the time of grant (“Section 83(b) election”). The participant will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any) if no such election is made. Any additional gain or loss recognized upon any later disposition of the shares generally will be long-term or short-term capital gain or loss, depending on whether the shares are held for more than one year. If a participant timely files a Section 83(b) election, the participant will recognize ordinary income equal to the fair market value of the shares at the time of purchase or grant less the amount paid for such shares (if any).

A participant who receives RSUs, performance units or performance shares will not have taxable income upon grant of the stock award; instead the participant will be taxed upon settlement of the stock award. The participant will recognize ordinary income equal to the fair market value of the shares or the amount of cash received by the participant. In addition, Section 409A imposes certain restrictions on deferred compensation arrangements. Stock awards that are treated as deferred compensation under Section 409A are intended to meet the requirements of this section of the Code.

The Plan Administrator may, at its discretion and pursuant to such procedures as it may specify from time to time, permit a participant to satisfy such withholding or deduction obligations or any other tax-related items, in whole or in part by (without limitation) paying cash, electing to have us withhold otherwise deliverable cash or shares, or delivering to us already-owned shares; provided that, unless the Plan Administrator permits otherwise, any proceeds derived from a cashless exercise must be an approved broker-assisted cashless exercise or the cash or shares withheld or delivered must be limited to avoid financial accounting charges under applicable accounting guidance or shares must have been previously held for the minimum duration required to avoid financial accounting charges under applicable accounting guidance. The fair market value of the shares to be withheld or delivered will be determined based on such methodology that we deem to be reasonable and in accordance with applicable laws.

We will be entitled to a tax deduction in connection with a stock award under the 2026 EIP only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes the income. Section 162(m) of the Code places a limit of $1 million on the amount of compensation that we may deduct as a business expense in any year with respect to certain of our most highly paid executive officers. While the Plan Administrator considers the deductibility of compensation as one factor in determining executive compensation, the Plan Administrator retains the discretion to award and pay compensation that is not deductible as it believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.

2011 Equity Incentive Plan (Pre-Merger)

Set forth below is a summary of the material features of the 2011 Plan. The 2011 Plan is set forth in its entirety as Exhibit 10.5 to this Current Report, and all descriptions of the 2011 Plan contained in this section are qualified by reference to the complete text of the 2011 Plan. Upon the adoption of our 2026 EIP, we ceased making grants from the 2011 Plan.

Purpose

The purpose of the 2011 Plan was to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the our business.

Types of Stock Awards

The 2011 Plan provides for the grant of ISOs, NSOs, stock appreciation rights, restricted stock awards, and restricted stock unit awards.

Share Reserve

Subject to adjustments as set forth in the 2011 Plan, the maximum aggregate number of shares of our common stock issuable under the 2011 Plan were not to exceed 19,050,157 shares of Legacy Matternet common stock.

Eligibility

Employees, directors and consultants were all eligible to receive awards under the 2011 Plan.

Administration

The 2011 Plan is administered by the Plan Administrator.

Stock Options

NSOs have been granted under the 2011 Plan pursuant to stock option agreements adopted by the Plan Administrator. The Plan Administrator determined the exercise price for a stock option, which was not less than 100% of the fair market value of Legacy Matternet’s common stock on the date of grant. Unless the terms of an option holder’s stock option agreement provide otherwise, if an option holder’s service relationship with us, or any of Legacy Matternet’s affiliates, ceases for any reason other than disability, death or cause, the option holder may generally exercise any vested options for a period of three months following the cessation of service, or such other period specified in the applicable award agreement. The option term may be extended in the event that the exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an option holder’s service relationship with us or any of Legacy Matternet’s affiliates ceases due to disability or death, or an option holder dies within a certain period following cessation of service, the option holder or a beneficiary may generally exercise any vested options for a period of 12 months. In no event may an option be exercised beyond the expiration of its term. Acceptable consideration for the purchase of Legacy Matternet Common Stock issued upon the exercise of a stock option include (i) cash or check, or (ii) at the discretion of the plan administrator, one of the following: (1) by delivery of Legacy Matternet’s Common Stock (2) according to a deferred payment or similar arrangement, (3) by authorizing Legacy Matternet to withhold shares of Legacy Matternet’s Common Stock from the shares otherwise issuable to the option holder as a result of the exercise, or (4) in any other form of consideration that is acceptable to the plan administrator, including, without limitation, a promissory note.

Recoupment Policy

All benefits under the 2011 Plan are subject to our ability to recover incentive-based compensation from executive officers, as is or may be required by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated thereunder, or any “clawback” provision required by applicable law or the listing standards of any applicable stock exchange or national market system.

Adjustment

In the event a merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or any similar equity restructuring transaction occurs, the class, number and price per share of the outstanding awards will be proportionally and automatically adjusted; provided that all such adjustment will be made in a manner that does not result in taxation under Section 409A.

Corporate Transactions and Change in Control

In the event of (i) a sale or other disposition of all or substantially all our consolidated assets and those of our subsidiaries, (ii) a sale or other disposition of more than 50% of our outstanding securities; (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation; (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise, each outstanding Stock Award (as defined in the 2011 Plan) will, at the option of the board of directors among other alternatives, (x) be assumed by the surviving corporation or acquiring corporation or a similar award substituted therefor, (y) accelerate vesting to a date immediately prior to the effective date of such transaction or Change in Control or (z) be cancelled, to the extent to vested, for certain cash consideration.

Amendment, Termination and Duration of the 2011 Plan

At the Effective Time, we assumed all outstanding stock options under the 2011 Plan and such options were converted into options to purchase shares of our common stock. Such stock options will continue to be governed by the terms of the 2011 Plan and the stock option agreements thereunder, until such outstanding options are exercised or until they terminate or expire by their terms. No further awards shall be made under the 2011 Plan.

2026 Employee Stock Purchase Plan

The 2026 ESPP was approved by the board of directors and stockholders of LAVC in connection with the Merger. Set forth below is a summary of the material features of the 2026 ESPP. The 2026 ESPP is set forth in its entirety as Exhibit 10.10 to this Current Report, and all descriptions of the 2026 ESPP contained in this section are qualified by reference to the complete text of the 2026 ESPP.

Purpose

The purpose of the 2026 ESPP is to secure and retain the services of new employees, to retain the services of existing employees, and to provide incentives for such individuals to exert maximum efforts toward our success. The 2026 ESPP will include two components. One component will be designed to allow eligible U.S. employees to purchase our ordinary shares in a manner that may qualify for favorable tax treatment under Section 423 of the Code. The other component will permit the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws.

Authorized Shares

Subject to adjustments as set forth in the 2026 ESPP, the maximum aggregate number of shares of common stock that may initially be issued under the 2026 ESPP will not exceed 675,000 shares of common stock. Shares issuable under the ESPP may be shares of authorized but unissued or reacquired common stock, including shares purchased by uson the open market. The number of shares reserved for issuance under the 2026 ESPP will increase automatically on six-month anniversary of the date our common stock is first listed on The Nasdaq Stock Market LLC, New York Stock Exchange or NYSE American and on the annual anniversary thereafter through the tenth anniversary of approval of the 2026 ESPP by our stockholders in an amount equal to the lesser of (i) 1% of the shares of common stock outstanding on the day immediately preceding such anniversary, (ii) 2,000,000 shares and (iii) an amount as determined by the board of directors in its discretion. As of the date hereof, no shares of our common stock have been purchased under the 2026 ESPP.

Administration

Our board of directors, or a duly authorized committee thereof, will administer the 2026 ESPP. The 2026 ESPP is implemented through a series of offerings under which eligible employees are granted purchase rights to purchase shares of our common stock on specified dates during such offerings. Under the 2026 ESPP, we may specify offerings with durations of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering under the 2026 ESPP may be terminated under certain circumstances.

Payroll Deductions

Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the 2026 ESPP and may contribute, normally through payroll deductions, up to 15% of their earnings (as defined in the 2026 ESPP) for the purchase of our common stock under the 2026 ESPP. Unless otherwise determined by our board of directors, common stock will be purchased for the accounts of employees participating in the 2026 ESPP at a price per share equal to the lower of (i) 85% of the fair market value of a share of our common stock on the first trading date of an offering; or (ii) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations

Employees may have to satisfy one or more of the following service requirements before participating in the 2026 ESPP, as determined by our board of directors, including: (i) being customarily employed with us or one of our affiliates for more than 20 hours per week and more than five months per calendar year; or (ii) continuous employment with us or one of our affiliates for a minimum period of time (not to exceed two years). No employee may purchase shares under the 2026 ESPP at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the 2026 ESPP if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value under Section 424(d) of the Code.

Changes to Capital Structure

In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to: (i) the number of shares reserved under the 2026 ESPP; (ii) the maximum number of shares by which the share reserve may increase automatically each year; (iii) the number of shares and purchase price of all outstanding purchase rights; and (iv) the number of shares that are subject to purchase limits under ongoing offerings.

Corporate Transactions

In the event of certain significant corporate transactions, including: (i) a sale of all or substantially all of our assets; (ii) the sale or disposition of more than 50% of our outstanding securities; (iii) the consummation of a merger or consolidation where we do not survive the transaction; and (iv) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding immediately before such transaction are converted or exchanged into other property by virtue of the transaction, any then-outstanding rights to purchase our stock under the 2026 ESPP may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue, or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within ten business days before such corporate transaction, and such purchase rights will terminate immediately.

Amendment and Termination

Our board of directors has the authority to amend or terminate our 2026 ESPP, provided that except in certain circumstances such amendment or termination may not materially impair any outstanding purchase rights without the holder’s consent. We will obtain stockholder approval of any amendment to our 2026 ESPP as required by applicable law or listing requirements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Below, we describe transactions since October 1, 2023, in which LAVC or Legacy Matternet was or is to be a participant and the amounts involved exceeded or will exceed the lesser of:

●	$120,000; and

●	1% of the average total assets of the respective company at year end for the last two completed fiscal years, between it and any of its directors, executive officers, or beneficial holders of more than 5% of LAVC or Matternet’s pre-Merger capital stock.

Other than as described below, there have not been transactions to which LAVC or Legacy Matternet have been a party other than compensation arrangements, which are described under “Executive Compensation.”

LAVC

Promissory Note

On June 2, 2025, LAVC issued a promissory note (the “Note”) to Mark Tompkins, a stockholder and director of LAVC, pursuant to which LAVC agreed to repay the sum of any and all amounts advanced to LAVC, on or before the date that LAVC consummates a business combination with a private company or reverse takeover transaction or other transaction after which LAVC would cease to be a shell company. Interest shall not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the Note) has occurred. In the event of an Event of Default, the entire note shall automatically become due and payable (the “Default Date”) and starting from five days after the Default Date, the interest rate on the note shall accrue at the rate of 18% per annum. As of March 31, 2026, and December 31, 2025, the amount due under the note payable was $45,000 and $30,000, respectively. Upon the closing of the Private Placement, we repaid $55,000 to Mr. Tompkins, representing payment in full under such Note.

Common Stock Purchase Agreements

On June 2, 2025, LAVC issued, pursuant to common stock purchase agreements:

●	7,500,000 shares of common stock to Mr. Tompkins, for an aggregate purchase price equal to $750, which dollar amount represents advanced by Mr. Tompkins to counsel for LAVC in connection with the formation and organization of LAVC; and

●	2,500,000 shares of common stock to Ian Jacobs, an officer and director of LAVC, for an aggregate cash purchase price equal to $250.

As of the Effective Time of the Merger, pursuant to a share cancellation agreement, Messrs. Tompkins and Jacobs canceled 5,125,000 and 2,175,000 shares of common stock, respectively.

After the Effective Time of the Merger, Mr. Tompkins transferred 16,667 shares of common stock to LAVC’s legal counsel as payment for legal services rendered to LAVC.

Legacy Matternet

Series B-3 and B-4 Preferred Stock Financing

From September to December 2025, we issued and sold:

●	an aggregate of 916,106 shares of our Series B-3 convertible preferred stock at a purchase price of $6.23665 per share;

●	an aggregate of 3,419,398 shares of our Series B-4 convertible preferred stock upon conversion of outstanding convertible promissory notes at a purchase price of $2.68790; and

●	an aggregate of 551,935 shares of our Series B-5 convertible preferred stock upon conversion of outstanding convertible promissory notes at a purchase price of $3.83986.

Purchasers of our Series B-3 and Series B-4 convertible preferred stock included our executive officers, immediate family members of our executive officers, members of our board of directors and venture capital funds that beneficially owned more than 5% of our outstanding capital stock and/or are represented on our board of directors. The following table presents the number of shares and the total purchase price paid by these persons. The terms for these purchases were the same for all purchasers of our Series B-3 and Series B-4 convertible preferred stock.

Investor	Series B-3 Shares(#)(1)	Series B-4 Shares(#)(1)	Purchase Price for Series B-3 Shares($)	Purchase Price for Series B-4 Shares($)
5G Ventures S.A. in its capacity as Manager of and representing Phaistos Investment Fund	263,121	214,150	1,640,994	575,616
Cerracap Growth Fund I LP(2)	199,626	-	1,244,998	-
Olympic Investments Inc.	-	428,301	-	1,151,233
Ioannis Mendrinos(3)	3,219	-	20,076	-
Jason Secore(4)	-	42,830	-	115,123

(1)	Upon the closing of the Merger, each share of Series B-3 and Series B-4 convertible preferred stock was exchanged for the right to receive 2.0801 shares of our common stock.

(2)	Saurabh Ranjan, a member of our board of directors is the Managing Partner of CerraCap Impact Venture Capital.

(3)	Mr. Mendrinos resigned from our board of directors, effective October 9, 2025.

(4)	Mr. Secore is our Chief Financial Officer.

2026 Bridge Note Financing

In March 2026, Legacy Matternet issued and sold $6.0 million in Bridge Notes to certain accredited investors. The Bridge Notes bore interest at 10% per annum and were payable six months from the date of issuance. The Bridge Notes were secured by a perfected first priority security interest pursuant to a security agreement with the holders of the Bridge Notes. At the Effective Time of the Merger, all interest under the Bridge Notes was forgiven and the Bridge Notes were automatically converted into 2,499,998 shares of common stock at a conversion rate of $2.40 per share. In addition, we issued to the former holders of the Bridge Warrants to purchase up to 2,499,998 shares of common stock with an exercise price of $3.00 per share. The Bridge Warrants have a term commencing on the Effective Time to five years after the Effective Time. They have weighted-average price based anti-dilution provisions, which extend from the Effective Time until the six-month anniversary of the listing of our common stock on a national securities exchange. Purchasers of the Bridge Notes included persons who were directors and officers of LAVC. The following table presents the principal amount of Bridge Notes purchased by such persons as well as certain other information.

Noteholder	Principal Amount of Bridge Notes($)	Shares of Common Stock	Bridge Warrants
Mark Tompkins(1)	2,045,000	852,083	852,083
Paul Tompkins(2)	250,000	104,166	104,166
Ian Jacobs(3)	180,000	75,000	75,000

(1)	Mr. Tompkins is a stockholder and former member of the board of directors of LAVC.

(2)	Paul Tompkins is the brother of Mark Tompkins.

(3)	Mr. Jacobs is a stockholder and former executive officer and former member of the board of directors of LAVC.

Investors’ Rights Agreement

We were party to an Amended and Restated Investors’ Rights Agreement, dated as of September 2, 2025 (the “Rights Agreement”) which provides, among other things, that certain holders of our capital stock, including entities affiliated with 5G Ventures S.A. in its capacity as Manager of and representing Phaistos Investment Fund (“5G”), CerraCap II, LP (“CerraCap”), Olympic Investments Inc. (“Olympic”), AE Industrial HorizonX Venture Fund I, LP. (“HorizonX”) and Die Schweizerische Post AG (“Post AG”), have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing. Ioannis Mendrinos, a former member of our board of directors, is or has been affiliated with Olympic. Saurabh Ranjan, a member of our board of directors, is or has been affiliated with CerraCap. See the section titled “The Merger and Related Transactions - Registration Rights” for additional information regarding these registration rights. The Rights Agreement was terminated upon the Closing of the Merger.

Right of First Refusal

We were party to an Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of September 2, 2025 (the “ROFR Agreement”), we or our assignees and certain investors had a right to purchase shares of our capital stock which certain stockholders may propose to sell to other parties. Entities affiliated with 5G, CerraCap, Olympic, HorizonX and Post AG are party to the ROFR Agreement. Ioannis Mendrinos, a former member of our board of directors, is or has been affiliated with Olympic. Saurabh Ranjan, a member of our board of directors, is or has been affiliated with CerraCap. Each of (i) Andreas Raptopoulos, our Chief Executive Officer and a member of our board of directors, (ii) Jason Secore, our Chief Financial Officer, and (iii) Ioannis Mendrinos, a former member of our board of directors, were also a party to the ROFR Agreement. The ROFR Agreement was terminated upon the Closing of the Merger.

Voting Agreement

We are party to an Amended and Restated Voting Agreement, dated as of September 2, 2025, as amended by that certain Amendment No. 1 to Amended and Restated Voting Agreement, dated December 5, 2025 (the “Voting Agreement”), under which certain holders of our capital stock, including entities affiliated with 5G, CerraCap, Olympic, HorizonX and Post AG, have agreed to vote their shares of our capital stock on certain matters, including with respect to the election of directors. Ioannis Mendrinos, a former member of our board of directors, is or has been affiliated with Olympic. Saurabh Ranjan, a member of our board of directors, is or has been affiliated with CerraCap. Each of (i) Andreas Raptopoulos, our Chief Executive Officer and a member of our board of directors, (ii) Jason Secore, our Chief Financial Officer, and (iii) Ioannis Mendrinos, a former member of our board of directors, is also a party to the Voting Agreement. The Voting Agreement was terminated upon the Closing of the Merger.

Secured Promissory Note and Warrant

In May 2025, we entered into a secured promissory note in the principal amount of $500,000 with Emmanuel Raptopoulos, the brother of Andreas Raptopoulos, our Chief Executive Officer and a member of our board of directors (the “May 2025 Note”). Also in May 2025, we issued a warrant to Emmanuel Raptopoulos to purchase that number of shares equal to the quotient of (i) $250,000 and (ii) the price per share paid by the cash purchasers of our next qualified preferred stock financing. In August 2025, we entered into another secured promissory note in the principal amount of $226,510 with Emmanuel Raptopoulos (the “August 2025 Note” and together with the May 2025 Note, the “2025 Notes”). Also in August 2025, we issued a warrant to Emmanuel Raptopoulos to purchase that number of shares equal to the quotient of (i) $113,255 and (ii) the price per share paid by the cash purchasers of our next qualified preferred stock financing. The 2025 Notes issued to Emmanuel Raptopoulos were due on December 31, 2025 and were secured by a security agreement. The May 2025 Note bore interest at the rate of 20% per annum, and the August 2025 Note bore interest at the rate of 25% per annum. The 2025 Notes were amended by that certain Omnibus Amendment No. 1 to Secured Promissory Notes, dated as of August 8, 2025. The 2025 Notes were amended and restated further by that certain Omnibus Amendment No. 2 to Secured Promissory Notes, dated as of December 12, 2025, to extend the maturity date of the 2025 Notes to April 30, 2026. In February 2026, pursuant to that certain Intercreditor Agreement, entered into in connection with the issuance of the Bridge Notes, the maturity date of the 2025 Notes was extended to the earlier of (i) the Closing of the Merger and (ii) September 30, 2026. Upon the Closing of the Merger, we repaid Emmanuel Raptopoulos an aggregate of $737,000 in principal and interest pursuant to such promissory notes, and Emmanuel Raptopoulos exercised all of his warrants for 120,838 shares of common stock. Each of the foregoing transactions with Emmanuel Raptopoulos were on terms substantially the same as the terms negotiated by other noteholders.

Matternet

Private Placement

We issued and sold 666,667 shares of our common stock in the Private Placement to Mr. Tompkins, a stockholder and former member of the board of directors of LAVC, at a purchase price of $3.00 per share. In addition, Paul Tompkins, the brother of Mark Tompkins, purchased 83,333 shares of our common stock in the Private Placement at a purchase price of $3.00 per share.

Registration Rights Agreement

The description set forth above under the caption “The Merger and Related Transactions - Registration Rights” is incorporated herein by reference. All of our directors, executive officers and holders of more than 5% of our capital stock are parties to the Registration Rights Agreement.

Pre-Merger Indemnification Agreements

On the Closing Date, we entered into indemnification agreements with Messrs. Tompkins and Jacobs, pursuant to which we agreed to indemnify such persons for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

Post-Merger Indemnification Agreements

On the Closing Date, we entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements, together with our amended and restated certificate of incorporation and our amended and restated bylaws, require us to indemnify our directors and executive officers to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers.

Related Party Transactions Policy

We intend to adopt a written related person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we or any of our subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.

Transactions involving compensation for services provided to us by an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an officer with knowledge of a proposed transaction, must present information regarding the proposed related person transaction to our audit committee (or, where review by our audit committee would be inappropriate or if such committee has not yet been established when the policy is adopted, to another independent body of our board of directors) for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our audit committee (or another independent body of our board of directors) will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to us;

●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the terms of the transaction;

●	thee availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties.

Our audit committee (or if such committee has not yet been established when the policy is adopted, another independent body of our board of directors) will approve only those transactions that such committee or body determines are fair to us and in the company’s best interests. All of the transactions described above were entered into prior to the adoption of such policy.

Security Ownership of certain beneficial owners and management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the Closing Date, immediately following the closing of the Transactions, by:

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and executive officers as a group; and

●	each person, or group of affiliated persons, who beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 47,968,776 shares of common stock outstanding as of the Closing Date after giving effect to the Transactions. Shares of common stock that a person has the right to acquire within 60 days of the Closing Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is c/o Matternet, Inc., 355 Ravendale Drive, Mountain View, CA 94043.

	Beneficial Ownership
Name	Shares	Percentage(%)
5% Stockholders:
Andreas Raptopoulos(1)	8,062,927	16.1
Mark Tompkins(2)	4,729,166	9.9
5G Ventures S.A.(3)	3,771,587	7.9
Entities affiliated with CerraCap(4)	2,407,247	5.0
Directors and Named Executive Officers:
Alexander Norman-Elvenich(5)	361,420	*
Jason Secore(6)	677,063	1.4
Chris Dawson(7)	344,763	*
Sanjay Kotte(8)	23,401	*
Laurence J. Marton, M.D.(9)	520,322	1.1
Saurabh Ranjan(4)	2,407,247	5.0
Directors and executive officers as a group (7 persons)(10)	12,397,143	23.9

*	Less than 1%.

(1)	Includes (i) 5,928,335 shares of common stock and (ii) 2,134,592 shares underlying options that have vested as of the Closing Date or will vest within 60 days of such date.

(2)	Includes (i) 2,358,333 Retained Pre-Merger Shares, (ii) 852,083 shares issued upon conversion of a Bridge Note, (iii) 852,083 shares issuable upon exercise of a Bridge Warrant and (iii) 666,667 shares purchased by Mr. Tompkins in the Private Placement. The address of Mr. Tompkins is App 1, Via Guidino 23, 6900 Lugano-Paradiso, Switzerland.

(3)	Includes (i) 3,591,557 shares of common stock and (ii) 180,030 shares issuable upon exercise of a warrant held by 5G Ventures S.A. in its capacity as Manager of and representing Phaistos Investment Fund. The address of 5G is 83 Marathonodromou Street, 15125 Marousi, Greece.

(4)	Includes (i) 413,902 shares held by Cerracap Growth Fund I LP, (ii) 784,545 shares held by Cerracap II, LP, (iii) 368,041 shares held by Cerracap International Investments SPC, (iv) 782,426 shares held by Cerracap Ventures Matternet LLC ((i) - (iv) collectively, “Cerracap”) and (v) 58,333 shares purchased by Cerracap Growth Fund I LP in the Private Placement. Saurabh Ranjan is Managing Partner of Cerracap and may be deemed to have shared voting and dispositive power with respect to the shares held by Cerracap and as a result may be deemed to have beneficial ownership of such shares. The address for Cerracap is 650 Town Center Drive, Suite # 1870, Costa Mesa, CA 92626.

(5)	Includes 361,420 shares underlying options that have vested as of the Closing Date or will vest within 60 days of such date.

(6)	Includes (i) 105,682 shares of common stock and (ii) 571,381 shares underlying options that have vested as of the Closing Date or will vest within 60 days of such date.

(7)	Includes 344,763 shares underlying options that have vested as of the Closing Date or will vest within 60 days of such date.

(8)	Includes 23,401 shares underlying options that have vested as of the Closing Date or will vest within 60 days of such date.

(9)	Includes (i) 52,003 shares of common stock and (ii) 468,319 shares underlying options that have vested as of the Closing Date or will vest within 60 days of such date.

(10)	Includes (i) 8,493,267 shares of common stock and (ii) 3,903,876 shares underlying options that have vested as of the Closing Date or will vest within 60 days of such date.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on a national securities exchange, an over-the-counter market or any other exchange. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market.

As of the date of this Current Report, we have 47,968,776 shares of common stock outstanding held by approximately 400 stockholders of record.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Shares Eligible for Future Sale

Prior to the Merger, there has been a limited public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of options or warrants that we may issue, in the public market after the Merger, or the perception that those sales may occur, could cause the prevailing price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after consummation of the Merger due to legal restrictions on resale. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

Upon the closing of the Private Placement, we had 47,968,776 shares of our common stock outstanding, of which our directors and executive officers beneficially own an aggregate of 11,438,832 shares. Of those outstanding shares, no shares of common stock are freely tradable, without restriction, as of the date of this Current Report. No shares issued in connection with the Merger or the Private Placement can be publicly sold under Rule 144 under the Securities Act until 12 months after the date of filing this Current Report.

Sale of Restricted Shares

Of the 47,968,776 shares of common stock outstanding upon completion of the Transactions, all of such shares will be “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144, which rules are summarized below.

Lock-Up Agreements

In connection with the Merger, the officers and directors of Legacy Matternet, and the holders of substantially all of the shares of Matternet Common Stock issued in exchange for the equity securities of Legacy Matternet (as well as option holders and warrant holders) entered into Lock-Up Agreements restricting, among other things and subject to customary exceptions, the transfer of such shares of Matternet Common Stock for six months following the listing our common stock on a national securities exchange. An aggregate of approximately 33,168,684 shares of Matternet Common Stock are subject to such Lock-Up Agreements. See “Item 1.01 – Entry into a Material Definitive Agreement.” The foregoing description of the Lock-Up Agreement is a summary only and is qualified in its entirety by the full text of the form of Lock-Up Agreement, a copy of which is attached to this Current Report as Exhibit 10.13 and incorporated herein by reference.

Rule 144

Pursuant to Rule 144 promulgated under the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted (i) until at least 12 months have elapsed from the date on which this Current Report, reflecting our status as a non-shell company, is filed with the SEC and (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. We intend to register such shares for re-sale under the Securities Act but are currently a “voluntary filer” and are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As a result, unless we register such shares for sale under the Securities Act, most of our stockholders will be forced to hold their shares of our common stock for at least that 12-month period before they are eligible to sell those shares, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of us, that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares or, if our common stock is then listed or quoted for trading on a national securities exchange, then the greater of 1% of the total number of outstanding shares and the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Stock Plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of common stock that are reserved for issuance under the 2026 EIP and the 2026 ESPP, as well as the shares issuable pursuant to stock awards under the 2011 Plan. Such registration statement is expected to be filed no earlier than 60 days after the filing of this Current Report. Accordingly, shares registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the certain terms of our capital stock following Transactions. Because it is only a summary, it does not contain all the information that may be important to you and the descriptions herein are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits hereto, and to the applicable provisions of Delaware law.

Our authorized capital stock consists of 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of the closing of the Transactions, we had 47,968,776 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding.

Common Stock

Dividend Rights

Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of preferred stock, the holders of our common stock are entitled to receive dividends if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine, payable either in cash, in property or in shares of capital stock.

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the amended and restated certificate of incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote on such amendment pursuant to the amended and restated certificate (including any certificate of designation relating to any series of preferred stock). We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors. Our amended and restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up and after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, if any, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers (including voting powers), preferences, and relative, participating, optional or other rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders.

Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding or above the total number of authorized shares of the class, without any further vote or action by our stockholders. Our board of directors may, without stockholder approval, authorize the issuance of preferred stock with voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock and could have anti-takeover effects. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control or the removal of existing management and might adversely affect the market price of our common stock.

Stock Options

Pursuant to the Merger Agreement, we approved and adopted the 2026 EIP and reserved 3,825,000 shares of our common stock for future issuances of incentive awards under the 2026 EIP at the discretion of our board of directors to officers, employees, consultants and directors. As of the Closing Date, no stock awards were outstanding under the 2026 EIP and 11,166,364 shares were issuable upon the exercise of outstanding stock options under the 2011 Plan.

Warrants

As of the Closing Date we had outstanding:

●	Placement Agent Warrants to purchase up to 666,089 shares of common stock with an exercise price of $3.00 per share;

●	Bridge Warrants to purchase up to 2,499,998 shares of common stock with an exercise price of $3.00 per share; and

●	Legacy Matternet Warrants to purchase up to 381,797 shares of common stock with an exercise price $0.01 per share.

Placement Agent Warrants

The Placement Agent Warrants are exercisable until the earlier of (i) the fifth anniversary of the date of issuance and (ii) the third anniversary of the date on which the common stock is first listed any market tier of The Nasdaq Stock Market LLC, the New York Stock Exchange or NYSE American, and have an option for cashless (net) exercise at any time after the registration effectiveness deadline when there is no effective registration statement registering, or such registration statement is not available for, the resale of the shares issuable upon exercise of the Placement Agent Warrants. The Placement Agent Warrants have customary adjustment provisions for stock splits, share dividends, and fundamental transactions. The form of Placement Agent Warrant is filed as Exhibit 10.14 to this Current Report.

Bridge Warrants

The Bridge Warrants are exercisable until the fifth anniversary of the date of issuance and have an option for cashless (net) exercise at any time after the registration effectiveness deadline when there is no effective registration statement registering, or such registration statement is not available for, the resale of the shares issuable upon exercise of the Bridge Warrants. The Bridge Warrants have price-based weighted average anti-dilution protection, subject to customary exceptions, including, but not limited to, issuances of awards under the equity incentive plan and sales under the employe stock purchase plan (each as defined below), as well as customary adjustment provisions for stock splits, share dividends, and fundamental transactions. Such price-based weighted average anti-dilution protection will terminate six months after our common stock is listed on any market tier of The Nasdaq Stock Market LLC, the New York Stock Exchange or NYSE American. The form of Bridge Warrant is filed as Exhibit 10.15 to this Current Report.

Legacy Matternet Warrants

The Legacy Matternet Warrants are exercisable until the earlier of (i) the tenth anniversary of the date of issuance and (ii) the closing of our first initial public offering of common stock, and have an option for cashless (net) exercise. The Legacy Matternet Warrants have customary adjustment provisions for stock splits, share dividends, and fundamental transactions. The form of Legacy Matternet Warrant is filed as Exhibit 10.16 to this Current Report.

Anti-Takeover Provisions

The provisions of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws could have the effect of delaying, deferring, or discouraging another person from acquiring control of Matternet by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of Matternet to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of our common stock.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner as summarized below. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

●	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;

●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

●	Board Vacancies. Our amended and restated bylaws and certificate of incorporation provide, subject to the special rights of the holders of any series of preferred stock to elect directors, that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders, except as otherwise provided by law. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships is permitted to be set only by a resolution adopted by a majority of the Board. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the board of directors, but promotes continuity of management.

●	Classified Board. Our amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See the section titled “Management-Corporate Governance-Classified Board of Directors” for additional information.

●	Directors Removed Only for Cause. Our amended and restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

●	Requirements for Amendments of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. Our amended and restated certificate of incorporation further provides that the affirmative vote of holders of at least a majority of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of our amended and restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. The affirmative vote of holders of at least a majority of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal our amended and restated bylaws, although our amended and restated bylaws may be amended by the approval of a majority of the whole Board.

●	Stockholder Action; Special Meetings of Stockholders. Our amended and restated certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by the chairperson of the board of directors, our chief executive officer or the board of directors acting pursuant to a resolution adopted by a majority of the Board, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.

●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting.

●	Issuance of Undesignated Preferred Stock. Our amended and restated certificate of incorporation provides our board the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

Choice of Forum

Our amended and restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, will be the sole and exclusive forum for:

●	any derivative action, suit or proceeding brought on behalf of us;

●	any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of ours;

●	any action, suit or proceeding asserting a claim against us or any current or former director, officer or employee of ours arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, or to interpret, apply, or determine the validity of, any provision of the DGCL, the amended and restated certificate of incorporation or the amended and restated bylaws (as each may be amended from time to time);

●	any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

●	any action, suit or proceeding asserting a claim against us or any current or former director, officer or employee of ours governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

However, such forum selection provisions will not apply to actions, suits or proceedings brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The amended and restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the amended and restated certificate of incorporation provides that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the amended and restated certificate of incorporation provides that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum selection provisions in the amended and restated certificate of incorporation.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Limitation on Liability and Indemnification of Directors and Officers

The amended and restated bylaws provide that our directors and officers, and directors and officers of our predecessor, will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the amended and restated certificate of incorporation provides that our directors and officers will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL as it now exists or may in the future be amended.

The amended and restated bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee or agent of ours for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

Stock Quotation

Our common stock is currently not listed on a national securities exchange or any other exchange, or quoted on an over the counter market. Following completion of the Merger, we intend to cause our common stock to be quoted on the OTC markets QB tier as soon as practicable following the effectiveness of the registration statement. However, we cannot assure you that we will be able to do so and, even if we do so, there can be no assurance that our common stock will continue to be quoted on the OTC markets or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue.

Item 3.02 Unregistered Sales of Equity Securities.

Matternet - Sales of Unregistered Securities

Private Placement

The information regarding the Private Placement and the Placement Agent Warrants set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets–The Private Placement” is incorporated herein by reference.

The securities issued in connection with the Subscription Agreements have not been registered under the Securities Act, and were issued in reliance on the exemption from registration provided by Section 4(a)(2) and Regulation D of the Securities Act.

Share Exchange

On the Closing Date, pursuant to the terms of the Merger Agreement, each share of Legacy Matternet Common Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive 2.0801 shares of our common stock, rounded down to the nearest whole share.

The securities issued in connection with the Merger have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) and Regulation D of the Securities Act.

Advisor Shares

On the Closing Date, we issued 104,166 Advisor Shares to two accredited investors in consideration for services rendered in connection with the Merger in reliance on the exemption from registration provided by Section 4(a)(2) and Regulation D of the Securities Act.

Bridge Warrants

On the Closing Date, we issued Bridge Warrants to purchase an aggregate of 2,499,998 shares of common stock to six accredited investors in connection with the Merger in reliance on the exemption from registration provided by Section 4(a)(2) and Regulation D of the Securities Act.

LAVC - Sales of Unregistered Securities

Common Stock Purchase Agreements

On June 2, 2025, LAVC issued, pursuant to common stock purchase agreements:

●	7,500,000 shares of common stock to Mr. Tompkins, for an aggregate purchase price equal to $750, which dollar amount represents amounts advanced by Mr. Tompkins to counsel for LAVC in connection with the formation and organization of LAVC; and

●	2,500,000 shares of common stock to Ian Jacobs, an officer and director of LAVC, for an aggregate cash purchase price equal to $250.

Item 3.03 Material Modification to Rights of Security Holders.

The information contained in Item 5.03, “Amendments to Articles of Incorporation or Bylaws; Change in fiscal year” is incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant.

As of the Effective Time, Grassi & Co., CPAs, P.C. (“Grassi”), was dismissed as the independent registered public accounting firm of the Company. Effective as of May 22, 2026, the board of directors approved the appointment of dbbmckennon (“dbbmckennon”) to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2026.

During the interim period from June 2, 2025 to September 30, 2025, and the subsequent interim period through May 22, 2026, there were no disagreements with Grassi on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grassi, would have caused it to make reference to the subject matter thereof in connection with its report, nor did its report contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principle.

During the interim period from June 2, 2025 to September 30, 2025, and the subsequent interim period through May 22, 2026, neither we nor anyone acting on our behalf consulted with dbbmckennon with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that dbbmckennon concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereof; or (iii) a reportable event as described in Item 304(a)(1)(v) of Regulation S-K and the related instructions thereof.

We have provided Grassi with a copy of this Current Report prior to the filing hereof and Grassi has furnished us a letter addressed to the SEC stating whether Grassi agrees with the statements made by us under this Item 4.01 which letter is filed as Exhibit 16.1 hereto, as required by Item 304(a)(3) of Regulation S-K.

Item 5.01 Changes in Control of Registrant.

The information regarding change of control in connection with the Merger set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets-The Merger” is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

The information regarding departure and election of our directors and departure and appointment of our principal officers in connection with the Merger set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets–The Merger” is incorporated herein by reference.

For information regarding the terms of employment of our newly appointed executive officers, see “Executive Compensation–Executive Compensation Arrangements” in Item 2.01 of this Current Report, which description is incorporated herein by reference.

For certain biographical, related party and other information regarding our newly appointed executive officers, see the disclosure under the headings “Management” and “Certain Relationships and Related Party Transactions” in Item 2.01 of this Current Report, which disclosures are incorporated herein by reference.

For information about compensation to our directors, see “Executive Compensation” in Item 2.01 of this Current Report, which description is incorporated herein by reference. There are no arrangements or understandings pursuant to which any of our current directors was appointed as a director.

For certain biographical, related party and other information regarding our newly appointed directors, see the disclosure under the headings “Management” and “Certain Relationships and Related Party Transactions” in Item 2.01 of this Current Report, which disclosures are incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amended and Restated Certificate of Incorporation

At the Effective Time, we amended and restated our certificate of incorporation. Stockholders holding all of the then outstanding shares of our common stock approved the amendment and restatement to our certificate of incorporation. See the description of the amended and restated certificate of incorporation in Item 2.01, “Completion of Acquisition or Disposition of Assets—Description of Capital Stock–Anti-Takeover Provisions” for a summary of its terms. Our amended and restated certificate of incorporation is filed as Exhibit 3.2 hereto and is incorporated herein by reference.

Amended and Restated Bylaws

At the Effective Time, we amended and restated our bylaws in their entirety. See the description of the amended and restated bylaws in Item 2.01, “Completion of Acquisition or Disposition of Assets–Description of Capital Stock-Anti-Takeover Provisions.” Our amended and restated bylaws are filed as Exhibit 3.3 hereto and are incorporated herein by reference.

Change in Fiscal Year

At the Effective Time, we changed our fiscal year from December 31 to September 30, which is the fiscal year of Legacy Matternet.

Item 5.06 Change in Shell Company Status.

Prior to the Merger, we were a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act). As a result of the Merger, we have ceased to be a shell company. The information contained in this Current Report constitutes the current “Form 10 information” necessary to satisfy the conditions contained in Rule 144(i)(2) under the Securities Act.

Item 9.01 Financial Statements and Exhibits.

(a)	As a result of our acquisition of Legacy Matternet as described in Item 2.01, we are filing herewith audited financial statements of Legacy Matternet as of and for the years ended September 30, 2024 and 2025 as Exhibit 99.1 to this Current Report.

(b)	As a result of our acquisition of Legacy Matternet, as described in Item 2.01, we are filing herewith unaudited financial statements of Legacy Matternet as of and for the six months ended March 31, 2026 as Exhibit 99.2 to this Current Report.

(c)	Unaudited pro forma combined financial information as of and for the year ended September 30, 2025 and as of and for the six months ended March 31, 2026 is attached as Exhibit 99.3 to this Current Report.

(d)	Shell Company Transactions. Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein, which are incorporated herein by reference.

(e)	Exhibits.

Exhibit No.	Description
2.1§	Agreement and Plan of Merger and Reorganization among Los Altos Ventures Corp., Acquisition Sub and Matternet, Inc.
3.1	Certificate of Merger, dated May 22, 2026.
3.2	Amended and Restated Certificate of Incorporation.
3.3	Amended and Restated Bylaws.
10.1	Form of Director and Officer Indemnification Agreement (Pre-Merger).
10.2	Form of Director and Officer Indemnification Agreement (Post-Merger).
10.3§	Form of Subscription Agreement, dated May 22, 2026, by and between the Company and the parties thereto.
10.4§	Form of Registration Rights Agreement, dated May 22, 2026, by and between the Company and the parties thereto.
10.5+	Matternet, Inc. 2011 Equity Incentive Plan.
10.6+	Forms of Option Grant Notice and Option Agreement under 2011 Equity Incentive Plan.
10.7+	Matternet, Inc. 2026 Equity Incentive Plan.
10.8+	Forms of Option Grant Notice and Option Agreement under 2026 Equity Incentive Plan.
10.9+	Forms of Restricted Stock Unit Grant Notice and Award Agreement under 2026 Equity Incentive Plan.
10.10+	Matternet, Inc. 2026 Employee Stock Purchase Plan.
10.11+	Matternet, Inc. Key Employee Retention Plan and Form of Participation Agreement
10.12+	Offer letter, dated February 12, 2023, by and between the Company and Jason Secore.
10.13	Form of Lock-Up Agreement.
10.14	Form of Placement Agent Warrant.
10.15	Form of Bridge Warrant.
10.16	Form of Legacy Matternet Warrant.
10.17§	Mountain View Research Park Office Lease, dated May 13, 2025, by and between Matternet, Inc. and BXP Research Park LP.
10.18	Share Cancellation Agreement, dated May 22, 2026, by and between Mark Tompkins, Ian Jacobs and Los Altos Ventures Corp.
16.1	Letter from Grassi & Co., CPAs, P.C. as to the change in certifying accountant, dated May 29, 2026.
21.1	Subsidiaries of the Registrant.
99.1	Audited financial statements of Matternet, Inc., as of and for the years ended September 30, 2024 and 2025.
99.2	Unaudited financial statements of Matternet, Inc., as of and for the six months ended March 31, 2026.
99.3	Unaudited Pro Forma Combined Financial Statements.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

+	Indicates a management contract or any compensatory plan, contract or arrangement.

§	Certain exhibits or schedules to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTERNET, INC.

Date: May 29, 2026	By:	/s/ Andreas Raptopoulos
Andreas Raptopoulos
Chief Executive Officer